SUBSCRIPTION AND STANDBY COMMITMENT AGREEMENT

This Subscription and Standby Commitment Agreement (this “Agreement”), dated as of December 7, 2006, is entered into by and among WestPoint International, Inc. (the “Company”) and American Real Estate Holdings Limited Partnership (the “Purchaser”).

PRELIMINARY STATEMENTS

A.      Series A-1 Preferred Stock Offer.  The Company proposes to sell to the Purchaser, and the Purchaser desires to purchase from the Company, 1,000,000 shares of Series A-1 Preferred Stock, par value $0.01 per share of the Company (the “Series A-1 Preferred Stock”), for a purchase price of $100 per share (the “Per Share Purchase Price”) and for an aggregate purchase price of $100 million (the “Series A-1 Aggregate Purchase Price”), subject to the terms of this Agreement.

B.      Series A-2 Preferred Stock Offer.  In addition, as described in the offering memorandum attached hereto as Exhibit A (the “Offering Memorandum”), the Company proposes to offer (the “Offer”) to each holder of record that is an “accredited investor” (as defined below), as of the close of business on December 4, 2006 (the “Record Date”), of shares of its common stock, par value $0.01 per share (“Common Stock”), other than the Purchaser or any of its direct or indirect subsidiaries that are holders of record of Common Stock (such holders of record, other than the Purchaser and such direct and indirect subsidiaries, being herein referred to as the “Initial Series A-2 Offerees”), the right to purchase such holder’s Percentage Interest and Overallotment Interest (each term as defined in the Offering Memorandum) of 1,000,000 shares of Series A-2 Preferred Stock, par value $0.01 per share of the Company (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”)), for the Per Share Purchase Price and for an aggregate purchase price of $100 million (the “Series A-2 Aggregate Purchase Price” and together with the Series A-1 Aggregate Purchase Price, the “Aggregate Purchase Price”)).  As acknowledged by the parties hereto and as more fully described in the Offering Memorandum, the Initial Series A-2 Offerees may assign their rights to purchase Series A-2 Preferred Stock to their wholly-owned subsidiaries so long as such entity is an accredited investor (collectively with the Series A-2 Initial Offerees, the “Series A-2 Offerees”) and the Series A-2 Offerees have the right to subscribe for shares of Series A-2 Preferred Stock in excess of their Percentage Interest if any other Series A-2 Offerees do not subscribe for their full Percentage Interest.  The Series A-2 Offerees are being given the opportunity to elect to collectively purchase all of the Series A-2 Preferred Stock, but are not being given the opportunity to, and shall not have the right to, purchase some but not all of the Series A-2 Preferred Stock.  If the Series A-2 Offerees do not collectively purchase all of the shares of the Series A-2 Preferred Stock, the Company proposes to sell to the Purchaser, all such shares for the Per Share Purchase Price and for the Series A-2 Aggregate Purchase Price.  The Offer and sale of the Series A-2 Preferred Stock to the Series A-2 Offerees, the sale of the Series A-2 Preferred Stock to the Purchaser in the event that not all of the Series A-2 Preferred Stock is purchased by the Series A-2 Offerees, and the sale of the Series A-1 Preferred Stock to the Purchaser, are collectively referred to as the “Transactions”  and, December 19, 2006, which is the last day on which the Offer may be accepted by the Series A-2 Offerees, is referred to as the “Expiration Date.”

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Series A-1 Preferred Stock Commitment.   Subject to the terms and conditions hereof, the Purchaser agrees to purchase from the Company, and the Company agrees to issue and sell to the Purchaser, 1,000,000 shares of Series A-1 Preferred Stock at the Per Share Purchase Price per share, constituting in the aggregate the Series A-1 Aggregate Purchase Price (the “Series A-1 Commitment”).

2.           Series A-2 Preferred Stock Commitment.

(a)           Series A-2 Commitment.  Subject to the terms and conditions hereof and in the event that all of the shares of Series A-2 Preferred Stock are not subscribed for on or prior to the Expiration Date and paid for by the Series A-2 Offerees on or prior to 5:00 p.m. on the first day following the Expiration Date (or if such day is not a business day, the next succeeding business day) (the “Funding Date”), the Purchaser agrees to purchase from the Company and the Company agrees to issue and sell to the Purchaser, all of the shares of Series A-2 Preferred Stock at the Per Share Purchase Price per share, constituting in the aggregate the Series A-2 Aggregate Purchase Price (the “Series A-2 Commitment” and together with the Series A-1 Commitment, the “Commitment”).

(b)           Expiration Date; Funding Date.  Without the prior written consent of the Purchaser, which may be withheld in its sole and absolute discretion, neither the Expiration Date nor the Funding Date will be extended.

(c)           Notification of Series A-2 Preferred Stock to be Purchased.  As soon as practicable following the expiration of the exercise period of the Offer and promptly following its determination of the number of shares of Series A-2 Preferred Stock validly subscribed for by the Series A-2 Offerees in accordance with the terms of the Offer, the Company shall notify the Purchaser in writing  of the number of shares of Series A-2 Preferred Stock validly subscribed for by the Series A-2 Offerees.  If all of the Series A-2 Preferred Stock has been validly subscribed for by the Expiration Date by the Series A-2 Offerees, then promptly following the Funding Date, the Company shall notify the Purchaser in writing whether it has received $100 million as payment for the Series A-2 Preferred Stock by the Series A-2 Offerees and whether the Purchaser is required to purchase the Series A-2 Preferred Stock pursuant to the Series A-2 Commitment.

(d)           Satisfaction of Commitment.  The Purchaser may, in its sole discretion, satisfy the Commitment directly and/or indirectly through one or more of its direct or indirect subsidiaries (each, a “Purchaser Designee”); provided, however, any such Purchaser Designee shall be required to make the representations and warranties set forth in Section 5 to the Company and assume the obligations of the Purchaser hereunder, and the Purchaser shall remain liable under this Agreement as set forth herein.

3.           Closing; Payment of Purchase Price and Fees.

(a)           Closing; Closing Date.  The delivery of and payment for the shares of Preferred Stock shall take place at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 250 Park Avenue, New York, New York  10177 on the business day following the satisfaction and/or waiver of all of the conditions set forth herein (other than such conditions by their nature to be satisfied at consummation) or at such other place and time as is mutually agreed to in writing by the parties hereto (the “Closing” and such date, the “Closing Date”).

(b)           Company Deliverables.  On the Closing Date the Company shall deliver to the Purchaser the following:

(i)           stock certificates representing the shares of Preferred Stock purchased by the Purchaser and the Purchaser Designees pursuant to the Commitment, in the denominations and registered in the names of the Purchaser and, subject to the restrictions set forth herein, such Purchaser Designees, as designated in writing by the Purchaser not later than five (5) business days prior to the Closing Date;

(ii)           a certificate, dated as of the Closing Date, executed by an officer of the Company certifying as to the fulfillment of the closing conditions specified in Sections 9(a)(i) and 9(a)(ii);

(iii)           a certificate, dated as of the Closing Date, and signed by a secretary or assistant secretary of the Company as to the Company’s organizational documents, and the Company’s adoption of resolutions as to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

(iv)           such other written instruments or documentation as may be reasonably necessary or appropriate in order to document the satisfaction or waiver of the applicable closing conditions set forth in Section 9, as reasonably requested by the Purchaser.

(c)           Purchaser Deliverables.  On the Closing Date the Purchaser shall deliver to the Company the following:

(i)           the Series A-1 Aggregate Purchase Price, and if applicable, the Series A-2 Aggregate Purchase Price, by wire transfer of immediately available funds to an account designated by the Company;

(ii)           a certificate, dated as of the Closing Date, executed by an officer of the Purchaser certifying as to the fulfillment of the closing conditions specified in Sections 9(b)(i) and 9(b)(ii); and

(iii)           such other written instruments or documentation as may be reasonably necessary or appropriate in order to document the satisfaction or waiver of the applicable closing conditions set forth in Section 9, as reasonably requested by the Company.

4.           Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

(a)           Organization, Good Standing and Qualifications.  The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.  The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.  A “Material Adverse Effect” means (i) the effect of any event or circumstance that, taken alone or in conjunction with any other events or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, results of operations, properties, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or (ii) the impairment of the Company’s ability to perform its obligations under the Transaction Documents (as defined below); provided, however, that (A) a material adverse change in (I) the global, United States or regional economy generally, (II) home fashion textile manufacturing, distribution or marketing conditions generally or (III) global or United States securities markets, (B) a change in applicable law or (C) a change caused by any announcement of any of the transactions contemplated by this Agreement, shall not, in and of itself, be deemed to have a Material Adverse Effect.  The Company has all requisite corporate power and authority to own, operate, and lease its properties and carry on its businesses as now conducted in all material respects.

(b)           Subsidiaries.  Each of the material subsidiaries of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.  All of the outstanding shares of capital stock of each of the Company’s subsidiaries is authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly owned subsidiary of the Company.

(c)           Corporate Authority; Binding and Enforceable.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Offering Memorandum and any other documents that are executed and delivered in connection with this Agreement, the Transactions and the transactions contemplated hereby and thereby (the “Transaction Documents”) and all requisite power, authority and financial ability to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the Stockholder Approval (as defined below).  The Transactions, the Transaction Documents and the consummation and performance by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of the Company, subject to the Stockholder Approval.  This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent the enforceability of which may otherwise be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(d)           Capital Structure.  The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock.  As of the Record Date 19,498,389 shares of Common Stock are issued and outstanding and 10,501,611 shares of Common Stock are reserved for issuance pursuant to outstanding subscription rights to purchase such number of shares of Common Stock.  There is current litigation relevant to the ownership of the capital stock of the Company as more fully described in the Offering Memorandum.  The Company has issued stock appreciation rights, and may issue additional stock appreciation rights, to certain executives of the Company pursuant to management stock appreciation plans approved by the Board of Directors of the Company.  Except as set forth above, as of the date hereof, no share of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding.  In addition, except as set forth above, there are no issued, outstanding or authorized options, warrants, rights, calls, convertible instruments, phantom stock, stock appreciation or similar rights or other agreements or commitments or preemptive rights to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or any other debt or equity security, or voting rights, rights of first refusal, subscription, stock restriction or similar rights.

(e)           No Organic or Legal Violations.  The execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company or any of its subsidiaries under (A) the certificate of incorporation, bylaws or other organizational documents of the Company; or (B) any law or agreement applicable to the Company or by which any property or asset of the Company is bound or affected; or (C) any note, bond, mortgage, indenture, lease, license, permit or franchise to which the Company is a party except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(f)           Compliance with Law.  The Company is in compliance with any law or agreement applicable to the Company or by which any property or asset of the Company is bound or affected, except for such noncompliance that is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

(g)           Financial Information.  The Company has previously provided to the Purchaser the audited consolidated balance sheets and statements of operations and changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of and for the year ended December 31, 2005 (the “Audited Financial Statements”) and the unaudited consolidated balance sheet and the unaudited consolidated statements of operations and changes in stockholders’ equity and cash flows of the Company and its subsidiaries as of and for the ten-month period ended November 4, 2006 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (subject, in the case of the Unaudited Financial Statements to normal recurring year-end adjustments and the absence of all required footnotes thereto); and (C) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries as of the respective dates thereof and for the periods referred to therein.  Neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations reflected on the Unaudited Financial Statements or that were incurred after November 4, 2006 in the ordinary course of business consistent with past practice.

(h)           Ordinary Course.  Since November 4, 2006, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been:

(i)           any effect, event, change or condition which has had or is reasonably expected to have a Material Adverse Effect, other than the Company’s continuing operating losses;

(ii)          any material damage, destruction or loss to any material asset or property owned by the Company or any of its subsidiaries, whether or not covered by insurance;

(iii)         any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock (other than in accordance with its terms) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries;

(iv)         any change in accounting methods, principles or practices by the Company or any of its subsidiaries, except for changes resulting from changes in GAAP; or

(v)          any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses (i) through (iv).

(i)           Due Authorization; Valid Issuance.  The Company has duly authorized and reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Preferred Stock.  Upon delivery of the shares of Preferred Stock to the Purchaser and payment therefor as contemplated hereunder such shares shall be, and, if and when issued, any shares of Preferred Stock issued to pay dividends on the Preferred Stock and any Common Stock issued upon conversion of the Preferred Stock shall be, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights.  Based, in part, on the representations and warranties of the Purchaser in Section 5 and the representations and warranties to be provided by any Series A-2 Offerees in connection with the Offer, the Offer and the sale and issuance of the shares of Preferred Stock are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the securities or blue sky laws in any applicable state.

(j)           Fees.  Except for the fee to be paid to Gordian Group LLC pursuant to the Engagement Letter, dated as of November 7, 2006 between Gordian Group LLC and the Company (the “Gordian Engagement Letter”), no broker, investment banker, financial advisor or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

5.           Representations and Warranties of Purchaser.  The Purchaser, represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a)           Due Organization and Good Standing.  The Purchaser is duly organized, validly existing, and in good standing under the laws of the state of its organization.

(b)           Corporate Authority; Binding and Enforceable.  The Purchaser has all requisite power and authority to execute and deliver this Agreement, and all requisite power, authority and financial ability to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(c)           No Organic or Legal Violations.  The execution and delivery of this Agreement by the Purchaser does not and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Purchaser or any of its subsidiaries under (A) the certificate of incorporation, bylaws or other organizational documents of the Purchaser; (B) any law or agreement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected; or (C) any note, bond, mortgage, indenture, lease, license, permit or franchise to which the Purchaser is a party except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults, events, losses, payments, cancellations, encumbrances, or other occurrences that are not, individually or in the aggregate, reasonably expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.  No filing or other action by the Purchaser is required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 in connection with the Agreement, the Transactions or the transactions contemplated hereby and thereby.

(d)           Compliance with Law.  The Purchaser is in compliance with any law or agreement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except for such noncompliance that is not, individually or in the aggregate, reasonably expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(e)           Accredited Investor.  The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(f)           Sophistication.  The Purchaser is (A) knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the shares of Preferred Stock, including investments in securities issued by the Company and comparable entities, (B) is able to bear the economic risk associated with the purchase of the shares of Preferred Stock including a total loss of its investment, and (C) has had the opportunity to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the shares of Preferred Stock.  The Purchaser acknowledges that the Company has not given Purchaser any investment advice, credit information or opinion on whether the purchase of its portion of the shares of Preferred Stock is prudent.

(g)           Investment.  The Purchaser is acquiring the shares of Preferred Stock in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such shares or entering into any arrangement or understanding with any other persons regarding the distribution of such shares.

(h)           Compliance with Securities Act.  The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the shares of Preferred Stock, or the shares of Common Stock issuable upon conversion of such shares, except in compliance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities laws.

(i)           Exemption from Registration.  The Purchaser understands that the shares of Preferred Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying, in part, upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the  Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the shares.

(j)           Restricted Securities.  The Purchaser understands that, until such time as its shares of Preferred Stock are sold pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the shares will bear a restrictive legend in substantially the following form:

“The shares evidenced by this certificate and the shares into which they are convertible have not been registered under the Securities Act of 1933, as amended (the ‘Securities Act’), or the securities laws of any state or other jurisdiction.  None of such shares may be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

Certificates representing the shares of Common Stock into which the Preferred Stock is convertible shall bear a comparable legend to the legend set forth above.

(k)           Regulation D.  The Purchaser shall not, and shall not permit any of its directors, officers, employees, affiliates and agents to, engage in any activity in connection with the Transactions that constitutes a “general solicitation” or would otherwise cause the Company to fail to satisfy the manner of offering limitations set forth in Rule 502(c) of Regulation D under the Securities Act in connection with the Transactions; provided, that the Purchaser shall have no responsibility with respect to the actions of the Company or its subsidiaries.

6.           Covenants of the Company.  The Company agrees that:

(a)           Offering Memorandum.  The Company shall prepare and circulate (or cause the preparation and circulation of) the Offering Memorandum to the Series A-2 Offerees.  Except as may be required by applicable securities law, the Company will not modify or amend the Offering Memorandum without the consent of the Purchaser  (which consent may be withheld in its sole and absolute discretion)

(b)           Transactions.  The Company shall conduct the Transactions in compliance with the Securities Act  and all other applicable local, state or federal securities laws.  The Company shall not modify or amend the terms of the Transactions without the consent of the Purchaser (which consent may be withheld in its sole and absolute discretion).

(c)           Amendment to the Bylaws.  The Company shall take any and all actions necessary on its part to make effective, as of the Closing, the Amended and Restated By-Laws of the Company attached hereto as Exhibit B (the “Restated By-Laws”).  The Restated By-Laws shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(d)           Amendment to the Certificate of Incorporation.  Subject to the Stockholder Approval, the Company shall take any and all actions necessary on its part to make effective as of the Closing, and subject to the completion of the Transactions, the Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit C (the “Restated Charter”).  The Restated Charter shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(e)           Certificate of Designation.  The Company shall take any and all actions necessary on its part to make effective, as of the Closing, the Certificate of Designation in the form attached hereto as Exhibit D (the “Certificate of Designation”).  The Certificate of Designation shall be and remain effective from the Closing and until thereafter amended in compliance with the terms thereof and applicable law.

(f)           Board Reconstitution.  The Company shall take any and all actions necessary on its part (including obtaining the resignation of directors) to cause the directors comprising the full Board of Directors from and after the Closing, (i) to consist of four directors elected by the holders of Common Stock in three classes as follows:  Joseph Pennacchio to serve as a director of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2007, Keith Meister to serve as a director of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2008 and Vincent J. Intrieri and Carl C. Icahn to serve as directors of the Company for a term starting at the time that the Restated Charter becomes effective and expiring at the annual meeting of stockholders to be held in 2009, (ii) three directors elected by holders of Series A-1 Preferred Stock and (iii) three directors elected by holders of Series A-2 Preferred Stock, consistent with the Restated Charter, the Restated By-Laws and the Certificate of Designation (the “Board Reconstitution”).

(g)           Stockholder Approval.  The Company shall, in accordance with applicable law, its certificate of incorporation and by-laws, call for the annual meeting of stockholders to be scheduled for no later than December 20, 2006 for the purpose of obtaining approval of the Restated Charter pursuant to Section 242 of the Delaware General Corporation Law and electing the directors consistent with the Board Reconstitution  (the “Stockholder Approval”).

(h)           Information.  The Company shall furnish the Purchaser with such information regarding itself and its subsidiaries as the Purchaser may reasonably request.

7.           Covenants of the Purchaser.  The Purchaser agrees to cause its affiliates that are record holders of Common Stock to be present in person or by proxy at the stockholder meeting duly called by the Company to obtain the Stockholder Approval, and at any adjournment or postponement thereof, and to cause such affiliates to vote all shares of Common Stock held by them in support of the Restated Charter and Restated Bylaws

8.           Covenants of both the Company and the Purchaser.  Each of the Company and the Purchaser agrees that:

(a)           Cooperation.  It will use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(b)           Notice.  It will promptly deliver to the other parties hereto written notice of any matter, event or development that is or could (A) render any representation or warranty made by it herein inaccurate or incomplete in any respect or (B) constitute or result in a breach by it of, or a failure by it to comply with, any covenant herein.

(c)           Registration Rights Agreement.  Contemporaneously with or as soon as practicable following the Closing, the Company and the Purchaser shall each execute and deliver the Registration Rights Agreement set forth on Exhibit E hereto.

9.           Conditions to Closing.

(a)           Conditions of Purchaser’s Obligations.  The obligation of the Purchaser to purchase the shares of Preferred Stock and consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Purchaser) of each of the following conditions:

(i)           the representations and warranties of the Company contained in Section 4 that are qualified as to materiality shall be true and correct in all respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date;

(ii)          the Company shall have performed or complied, in all material respects, with its covenants required to be performed or complied with under this Agreement;

(iii)         no injunction, order or decree of a court of competent jurisdiction shall: (A) modify, restrict or prohibit, in whole or in part, (x) the terms of, or consummation of, the Transactions or the transactions contemplated hereby, or (y) the Board Reconstitution, or the election (to be effective simultaneously with the Closing, by written consent of the holders of Series A Preferred Stock) of the 3 directors to be elected by the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or (B) otherwise frustrate the purpose of the Transactions, including the acquisition of certain bed products manufacturing facilities from Manama Textile Mills WLL in Bahrain (the “Bahrain Acquisition”);

(iv)    the Offer shall have expired;

(v)     the Company shall have performed or complied with its obligations under Sections 6(a) – 6(h) and the matters stated in Sections 6(a) – 6(h) shall have occurred;

(vi)    the Company and the other parties thereto shall have executed and delivered a definitive agreement regarding the Bahrain Acquisition;

(vii)   the Company is ready willing and able to engage in the Closing and deliver the items required to be delivered pursuant to Section 3(b); and

(viii)      either (a) all of the shares of the Series A-2 Preferred Stock have been subscribed for on or prior to the Expiration Date and paid for by the Series A-2 Offerees on or prior to the Funding Date or (b) the Company is ready, willing and able to deliver the certificates of Series A-2 Preferred Stock to the Purchaser pursuant to Section 3(b) for purchase by the Purchaser hereunder.

(b)          Conditions of the Company’s Obligations.  The obligation of the Company to issue and sell the shares of Preferred Stock and consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Company) of each of the following conditions:

(i)           the representations and warranties of the Purchaser contained in Section 5 that are qualified as to materiality shall be true and correct in all respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date, and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the date of the consummation of the Transactions, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date;

(ii)          the Purchaser shall have performed or complied, in all material respects, with its covenants required to be performed or complied with under this Agreement;

(iii)         no injunction, order or decree of a court of competent jurisdiction shall: (A) modify, restrict or prohibit, in whole or in part, (x) the terms of, or consummation of, the Transactions or the transactions contemplated hereby or, (y) the Board Reconstitution, or the election (to be effective simultaneously with the Closing, by written consent of the holders of Series A Preferred Stock) of the 3 directors to be elected by the holders of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, or (B) otherwise frustrate the purpose of the Transactions, including the Bahrain Acquisition;

(iv)         the Offer shall have expired;

(v)          the matters stated Sections 6(c) – 6(g) shall have occurred; and

(vi)        the Company and the other parties thereto shall have executed and delivered a definitive agreement regarding the Bahrain Acquisition.

10.         Termination.

(a)           Mutual Consent.  This Agreement may be terminated at any time prior to Closing by mutual written consent of the Company and the Purchaser.

(b)           By the Company.  The Company shall be entitled to terminate this Agreement at any time prior to Closing by giving written notice thereof to the Purchaser in the event that (i) the Purchaser materially breaches this Agreement; provided that the Purchaser has not cured such breach within 10 days following receipt of written notice thereof from the Company or such breach is not curable, or (ii) the Transactions and the transactions contemplated hereby shall not have been consummated on or before December 31, 2006, other than such failure resulting from any breach by the Company of its obligations hereunder.

(c)           By the Purchaser.  The Purchaser shall be entitled to terminate this Agreement at any time prior to Closing by giving written notice thereof to the Company in the event that (i) the Company materially breaches this Agreement; provided that the Company has not cured such breach within 10 days following receipt of notice thereof from the Purchasers or such breach is not curable, or (ii) the Transactions and the transactions contemplated hereby shall not have been consummated on or before December 31, 2006, other than due to the any failure resulting from any breach by the Purchaser of its obligations hereunder.

(d)           Effect of Termination.  Upon termination of this Agreement by the Company pursuant to Section 10(b) or by the Purchaser pursuant to Section 10(c), this Agreement shall terminate upon delivery of such notice as described in Section 10(b) or Section 10(c), as applicable, and no party hereto shall have any liability or obligation hereunder; provided however, upon termination under Section 10(b) or Section 10(c), the covenants and agreements made by the parties herein under this Section and Section 20 shall survive indefinitely in accordance with their terms; provided, also, that no such termination shall relieve the Purchaser or the Company from liability for breach or non-performance of any representation, warrant, covenant or agreement hereunder prior to the date of such termination.

11.          Existing Rights.  At the time of the sale of assets of WestPoint Stevens, Inc. in August of 2005 in connection with its bankruptcy reorganization, it was contemplated that a rights offering would take place for the issuance of Common Stock at a purchase price of $8.772 per share (the “Existing Rights”).  In connection therewith the Purchaser agreed to purchase and the Company agreed to sell to the Purchaser, at the same $8.772 price per share (the aggregate of the actual amount required to be paid by the Purchaser following the completion of the rights offering being referred to herein as the “Aggregate Payment Amount”) a number of shares of Common Stock equal to that number of shares of Common Stock with respect to which Existing Rights were not exercised in the rights offering (such purchase by the Purchaser being referred to herein as the “Post-Rights Offering Purchase”).  In the event that the Purchaser or a Purchaser Designee acquires Series A-2 Preferred Stock in accordance with this Agreement, and if the Post-Rights Offering Purchase is to occur, then in lieu of the Purchaser paying cash to acquire all or a portion of the Common Stock in the Post-Rights Offering Purchase, the Company will, if so requested by the Purchaser (which request the Purchaser may make or refrain from making in its sole and absolute discretion) exchange Common Stock at the rate specified below for up to a number of shares of Series A-2 Preferred Stock having an Accrued Preference Amount (which term as used here and throughout this Agreement, shall mean the sum of (A) Stated Value (as defined in the Certificate of Designation) and (B) an amount equal to all accrued and unpaid dividends on the Series A-2 Preferred Stock to be exchanged through the date of such exchange) equal to the Aggregate Payment Amount (or any amount thereof not paid by the Purchaser in cash), thereby satisfying in a cashless transaction both the redemption obligation of the Company referred to above and the Aggregate Payment Amount obligation (or any amount thereof not paid by Purchaser in cash) of the Purchaser in a Post-Rights Offering Purchase.  Such exchange will be at a rate of one share of Common Stock for each $8.772 of Accrued Preference Amount of the Series A-2 Preferred Stock so exchanged (subject to any adjustments to the $8.772 exercise price of the Existing Rights for stock splits, combinations, subdivisions or other similar structural changes to the Common Stock as set forth in the Existing Rights).

For the avoidance of doubt, the parties hereto acknowledge and agree that the rights under this Section 11 may only be exercised by, and are for the exclusive benefit of, American Real Estate Partnership, L.P., American Real Estate Holdings Limited Partnership and their subsidiaries.

For example:  If the amount of Common Stock to be acquired by the Purchaser following the rights offering was 5,000 shares and if the Purchaser delivered $10,000 in cash, and the Accrued Preference Amount per share of Series A-2 Preferred Stock was $100, then the number of shares of Series A Preferred Stock to be delivered hereunder would be 338.6 shares, determined as follows:

5,000 shares minus ($10,000 ÷ 8.772) = 1,140

= 3,860 common shares remaining to be bought at $8.772 per share (an aggregate $33,860 purchase price) which requires delivery of 338.6 shares of Series A-2 Preferred Shares having an Accrued Preference Amount of $100 per share.

12.           Amendments.  This Agreement may not be modified, amended or supplemented except in a writing signed by the parties hereto.

13.           Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

14.           Jurisdiction:  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE FOR ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY MATTER RELATING TO IT, AND WAIVE ANY OBJECTION THAT SUCH PARTY MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER SUCH PARTY.

15.           Specific Performance.  It is understood and agreed by the Company and the Purchaser that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto and each non-breaching party shall be entitled, prior to termination of this Agreement in accordance with its terms, to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court requiring any party to comply promptly with any of its obligations hereunder.

16.           Headings.  The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

17.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives.  The Company shall not assign its rights, duties or obligations under this Agreement without the prior written consent of the Purchaser.  The Purchaser shall have the right to assign its Commitment in the manner contemplated by Section 2(d) hereof, provided that no such assignment to Purchaser Designees shall effect the Purchaser’s obligations under this Agreement.

18.           No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third party beneficiary hereof.

19.           Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior negotiations with respect to the subject matter hereof, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect.

20.           Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, that in the event of a termination by the Company pursuant to Section 10(b)(i), the Purchaser will reimburse the Company for all fees and expenses paid by the Company to Gordian Group LLC, and pay all fees and expenses owed to Gordian Group LLC by the Company, in each case pursuant to the terms and conditions of the Gordian Engagement Letter.

21.           Counterparts.  This Agreement may be executed in any number of counterparts by the parties on different counterparts signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties may execute this Agreement by signing any such counterparts, and each such counterpart, including a facsimile counterpart, shall for all purposes be deemed to be an original.

22.           Severability.  The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

23.           Notices.  All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the parties hereto, and deemed given when delivered by hand or by facsimile during standard business hours (from 8:00 a.m. to 6:00 p.m. Eastern time) at the place of receipt at the addresses and facsimile numbers set forth below, with a copy to each person identified thereon.

If to the Company, to:

WestPoint International, Inc.
28 East 28th Street, 8th Floor
New York, NY 10016
Fax: (212) 679-2931
Attention: Donna Edbril, Vice President and General Counsel

with copy to :

Wolf, Block, Schorr and Solis-Cohen LLP
250 Park Ave.
New York, NY 10177
Attention: Robert E. Fischer (Fax: (212) 672-1101) Martha Flanders (Fax: (212) 672-1115)

and to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Fax: (212) 806-5600
Attention: Melvin Epstein Patricia Perez

If to the Purchaser, to:
American Real Estate Partners
445 Hamilton Avenue
Suite 1210
White Plains, New York 10601
Fax: (914) 614-7001
Attention: Felicia Buebel

24.           Survival.  All representations, warranties and covenants and other provisions made by the parties hereto shall be considered to have been relied upon by the parties and shall survive the execution, delivery and performance of this Agreement.

*  *  *  *

IN WITNESS WHEREOF, the parties have caused this Subscription and Standby Commitment Agreement to be executed as of the date first written above.

WESTPOINT INTERNATIONAL, INC.

By:	/s/ Joseph Pennacchio
Name: Joseph Pennacchio
Title: Chief Executive Officer

AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP
By: American Property Investors, Inc., its general partner

By:	/s/ Keith Meister
Name: Keith Meister
Title: Principal Executive Officer

OFFERING MEMORANDUM

WESTPOINT INTERNATIONAL, INC.

1,000,000 shares of Series  A-2 Preferred Stock
par value $0.01 per share
of
WestPoint International, Inc.

THE OFFER WILL EXPIRE AT 1:00 P.M., NEW YORK CITY TIME, ON DECEMBER 19, 2006, UNLESS EXTENDED (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, ARE REFERRED TO HEREIN AS THE “EXPIRATION DATE”).  YOU MUST SUBMIT AN EXECUTED SUBSCRIPTION AGREEMENT PRIOR TO THE EXPIRATION DATE TO EXERCISE YOUR RIGHT TO PURCHASE.

THE EXERCISE OF YOUR RIGHT TO PURCHASE IS IRREVOCABLE.

AS USED HEREIN, THE TERM “BUSINESS DAY” MEANS ANY DAY, OTHER THAN SATURDAY, SUNDAY OR A U.S. FEDERAL HOLIDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN NEW YORK CITY, NEW YORK ARE AUTHORIZED OR REQUIRED BY LAW OR OTHER GOVERNMENTAL ACTION TO CLOSE.

WestPoint International, Inc., a Delaware corporation (“WestPoint” or the “Company”), is seeking to raise up to $100 million through an offering of 1,000,000 shares of WestPoint’s Series A-2 Preferred Stock, par value $.01 per share (“Series A-2 Preferred Stock”), on the terms and subject to the conditions set forth in this Confidential Offering Memorandum (“Offering Memorandum”) and the related subscription agreement (the “Subscription Agreement”) (which together with any amendments or supplements hereto or thereto, constitute the “Offer”).  WestPoint hereby offers you the right to purchase up to your Percentage Interest (as defined below) and up to your Overallotment Interest (as defined below) of the Series A-2 Preferred Stock, for a cash purchase price of $100 per share of Series A-2 Preferred Stock pursuant to the terms and conditions of the Offer.

This Offer and sale of the Series A-2 Preferred Stock to the Offerees is conditioned upon, among other things, the subscription by the Offerees for all (and not less than all) of the shares of the Series A-2 Preferred Stock by the Expiration Date and the receipt by the Company of the payment by the Offerees for all (and not less than all) of the shares of Series A-2 Preferred Stock upon the terms and conditions of the Offer on or prior to 5:00 p.m. New York City time on the first day following the Expiration Date (or if such day is not a business day, the next succeeding business day) (such time and date, the “Funding Date”).  See “Conditions to the Offer”.  Accordingly, unless the Expiration Date is extended, the payment by the Offerees for shares of Series A-2 Preferred Stock by them must be received by the Company no later than 5:00 p.m. New York City time on December 20, 2006.

The Company will issue the Series A-2 Preferred Stock as soon as practicable following the satisfaction and/or waiver of all of the conditions set forth in the Offering Memorandum and the Subscription Agreement (the “Closing” and such date as it may be extended, the “Closing Date”).  The right to purchase is transferable in whole or in part to your wholly-owned subsidiaries subject to the limitations and restrictions set forth below under “The Offer – Transferability of Right to Purchase”.  You may elect to exercise your right to purchase by 1:00 p.m., New York City time, on December 19, 2006, unless the Expiration Date is extended by the Company, in which case you may elect to exercise such right by such extended time and date.  The Series A-2 Preferred Stock is being offered and sold only to accredited investors (as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) who are holders of common stock, par value $0.01 per share, of the Company (the “Common Stock”) on the Company’s records as of December 4, 2006 (the “Record Date” and such holders, the “Record Holders”).  The Record Holders have been provided with a copy of the Offering Memorandum and (other than American Real Estate Holdings Limited Partnership and its direct and indirect subsidiaries) together with their permitted assigns are collectively hereinafter referred to herein as “Offerees”.  As a condition to the exercise of your right to purchase hereunder, you are required to represent that you are an accredited investor.

On December 7, 2006, WestPoint entered into a subscription and standby commitment agreement (the “Commitment Agreement”) with American Real Estate Holdings Limited Partnership (the “Standby Purchaser”) relating to the sale and issuance to the Standby Purchaser or its direct or indirect subsidiaries (also included in the term “Standby Purchaser”) of Series A-1 Preferred Stock of the Company (the “Series A-1 Preferred Stock” and together with the Series A-2 Preferred Stock, the “Preferred Stock”) and under certain circumstances the sale and issuance to the Standby Purchaser of Series A-2 Preferred Stock.  The Commitment Agreement provides, subject to the terms and conditions therein, that the Standby Purchaser will (i) purchase 1,000,000 shares of Series A-1 Preferred Stock for a purchase price of $100 per share and for an aggregate purchase price of $100 million, and (ii) if the Offerees do not purchase the Series A-2 Preferred Stock pursuant to the Offer, purchase the entirety of the Series A-2 Preferred Stock for a purchase price of $100 per share and for an aggregate purchase price of $100 million.  The Series A-1 Preferred Stock and the Series A-2 Preferred Stock have the same terms with each series having the right to elect three directors of the Company.  The Commitment Agreement is attached to the Offering Memorandum as Exhibit A and is incorporated herein by reference.  The Offer and the sale of the Series A-2 Preferred Stock to the Offerees, the sale of the Series A-2 Preferred Stock to the Standby Purchaser in the event that all of the Series A-2 Preferred Stock is not purchased by the Offerees, and the sale of the Series A-1 Preferred Stock to the Standby Purchaser, are collectively referred to as the “Transactions”.

WestPoint is seeking to raise proceeds of $200 million from the sale of the Preferred Stock pursuant to the Transactions (before payment of fees and expenses) principally in order to raise capital to effect the acquisition of certain bed products manufacturing facilities from Manama Textile Mills WLL in Bahrain (the “Bahrain Acquisition”).  To the extent the net proceeds are not used for that purpose, they will provide working capital, and they may be used for capital expenditures, potential future acquisitions and joint ventures and general corporate purposes.

Neither the shares of Series A-2 Preferred Stock nor the shares of Common Stock into which they are convertible have been registered under the Securities Act and such shares may not be offered or sold within the United States or to U.S. residents without an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to WestPoint that the proposed transaction will be exempt from registration.  Offerees should be aware that they will be required to bear the financial risks of this investment for an indefinite time.  See “Risk Factors”.

The board of directors of WestPoint (“Board of Directors”) formed a special committee of the Board of Directors (the “Special Committee”), consisting entirely of independent directors, to consider whether the issuance and sale of the Preferred Stock pursuant to the Transactions was fair to and in the best interests of the Company and its stockholders. The Special Committee unanimously determined that the Transactions were advisable and fair to, and in the best interests of, the Company and its stockholders and recommended that the Company approve the Transactions.  See also “The Offer – Reasons for the Offer – Special Committee and its Recommendation”

To assist in its consideration, the Special Committee engaged Stroock & Stroock & Lavan LLP (“Stroock”) as its independent legal counsel, and Gordian Group LLC (“Gordian”) as its independent financial advisor, to undertake a fairness analysis of the Transactions to holders of Common Stock, other than the Standby Purchaser and its affiliates.  The Special Committee received a fairness opinion that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view.  The fairness opinion was delivered to the Special Committee in connection with its consideration of the terms of the Transactions and does not constitute a recommendation to any Offeree as to whether to participate in the Offer.

WestPoint may extend the period for exercising the right to purchase, although WestPoint does not currently intend to do so and WestPoint cannot extend such period without the consent of the Standby Purchaser under the Commitment Agreement, which consent may be withheld in the Standby Purchaser’s absolute discretion.  WestPoint may terminate this Offer at any time for any reason.  This Offer will terminate on the date of any termination of the Commitment Agreement.

THE DELIVERY OF THIS OFFERING MEMORANDUM SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS OFFERING MEMORANDUM IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, SUBSEQUENT TO THE DATE THEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS OFFERING MEMORANDUM OR IN THE AFFAIRS OF WESTPOINT OR ANY OF ITS SUBSIDIARIES.

WESTPOINT IS NOT OFFERING OR SELLING THE RIGHT TO PURCHASE.  THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE SERIES A-2 PREFERRED STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF WESTPOINT AS TO WHETHER YOU SHOULD EXERCISE YOUR RIGHT TO PURCHASE PURSUANT TO THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE OFFER, OR TO MAKE ANY REPRESENTATION IN CONNECTION THEREWITH, OTHER THAN THOSE CONTAINED HEREIN OR IN THE ACCOMPANYING FORM OF SUBSCRIPTION AGREEMENT.  IF MADE OR GIVEN, SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY WESTPOINT.

NONE OF WESTPOINT, THE SPECIAL COMMITTEE OR GORDIAN MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXERCISE YOUR RIGHT TO PURCHASE PURSUANT TO THE OFFER.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS IN CIRCULAR 230, YOU ARE HEREBY INFORMED THAT (I) ANY TAX ADVICE CONTAINED IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE, (II) THE ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THE OFFERING MEMORANDUM, AND (III) EACH OFFEREE SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

As noted below, WestPoint will make available to each Offeree the opportunity to ask questions and receive answers concerning the terms and conditions of this Offer and to obtain any additional information that WestPoint possesses or can acquire without unreasonable effort or expense and that is necessary to verify the accuracy of the information provided in this Offering Memorandum; provided, however, the Company shall not provide any Offeree material non-public information not contained in this Offering Memorandum unless the Offeree has entered into a confidentiality agreement substantially in the form attached hereto as Exhibit F (a “Confidentiality Agreement”).    See “Important” and “Risk Factors – Access to Additional Material Non-Public Information”.  Requests for assistance may be directed to Donna Edbril, General Counsel of WestPoint, at (212) 930-2028.

The date of this Offering Memorandum is December 7, 2006.

IMPORTANT

Any Offeree desiring to exercise its right to purchase Series A-2 Preferred Stock should complete and manually sign the enclosed signature page to the Subscription Agreement (or a facsimile thereof) in accordance with the instructions set forth therein and return a copy of the manually signed Subscription Agreement by fax to the facsimile number set forth herein and an original manually signed Subscription Agreement to the address set forth herein at or prior to 1:00 p.m., New York City time on December 19, 2006, unless the Expiration Date is extended by the Company.  See “Procedural Matters”.

THIS OFFERING MEMORANDUM AND SUBSCRIPTION AGREEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER AND THE SALE OF THE SERIES A-2 PREFERRED STOCK TO THE OFFEREES IS CONDITIONED UPON, AMONG OTHER THINGS, THE PURCHASE OF ALL (AND NOT LESS THAN ALL) OF THE SHARES OF THE SERIES A-2 PREFERRED STOCK BY THE OFFEREES.  IN THE EVENT THAT THE COMPANY DOES NOT RECEIVE SUBSCRIPTIONS FROM OFFEREES TO PURCHASE ALL OF THE SHARES OF THE SERIES A-2 PREFERRED STOCK BEING OFFERED IN THE OFFER BY THE EXPIRATION DATE AND RECEIVE $100 MILLION FOR THE PURCHASE OF THE SHARES BY THE OFFEREES BY THE FUNDING DATE, THE COMPANY WILL SELL ALL OF THE SHARES OF THE SERIES A-2 PREFERRED STOCK TO THE STANDBY PURCHASER PURSUANT TO THE COMMITMENT AGREEMENT AND WILL NOT SELL ANY OF THE SHARES OF THE SERIES A-2 PREFERRED STOCK TO ANY OF THE OFFEREES.  SEE “CONDITIONS TO THE OFFER”.

OFFEREES SHOULD BE AWARE THAT THIS OFFERING MEMORANDUM DOES NOT INCLUDE MATERIAL NON-PUBLIC INFORMATION THAT MIGHT BE RELEVANT TO AN OFFEREE’S INVESTMENT DECISION WITH RESPECT TO THE OFFER.  THE COMPANY WILL PROVIDE ADDITIONAL MATERIAL NON-PUBLIC INFORMATION UPON REQUEST TO OFFEREES WHO HAVE ENTERED INTO A CONFIDENTIALITY AGREEMENT.

THIS OFFERING MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THE OFFER.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

FORWARD-LOOKING STATEMENTS

Certain statements made in this Offering Memorandum or in the accompanying offering documents may be considered to be “forward-looking statements.”  Such forward-looking statements represent the expectations or beliefs of WestPoint concerning future events and include, without limitation, statements containing the words “believes,” “anticipates,” “expects” and words of similar meaning or import.  Such forward-looking statements relate to potential future events and WestPoint’s potential future financial performance and the industry in which it is involved and the economic and political condition of the countries in which it does or plans to do business and involve known and unknown risks, uncertainties and other important factors which could cause actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from the results predicted in this Offering Memorandum or elsewhere in the accompanying offering documents.  Offerees should consider the various factors identified in the “Risk Factors” section of this Offering Memorandum and elsewhere in this Offering Memorandum that could cause actual results to differ materially from the results predicted in any forward-looking statements.  The inclusion of the forward-looking statements in this Offering Memorandum should not be regarded as a representation by us or any of WestPoint’s affiliates or representatives that the projected results will be achieved.  We disclaim any current intention or obligation to update any of the forward-looking statements included in this Offering Memorandum.

RISK FACTORS

You should carefully consider all of the information WestPoint has included or incorporated by reference in this Offering Memorandum and, if you execute a Confidentiality Agreement, the additional information that WestPoint will provide to you, before you decide whether to exercise your rights to purchase the Series A-2 Preferred Stock.  In particular, you should carefully consider the risk factors described below.

Access to Additional Material Non-Public Information

This Offering Memorandum does not include all material non-public information that might be relevant to an Offeree’s investment decision with respect to the Offer.  The Company will provide additional information upon request to Offerees who have entered into a Confidentiality Agreement.

Issues relating to bankruptcy

WestPoint commenced operations in August 2005 concurrent with the acquisition of assets from WestPoint Stevens, Inc. (“WestPoint Stevens”) as part of the bankruptcy proceedings of WestPoint Stevens.  Certain of the issues that contributed to WestPoint Stevens’ filing for bankruptcy, such as intense industry competition, the inability to produce goods at a cost competitive with overseas suppliers, and the increasing prevalence of direct sourcing by principal customers continue to exist and may continue to so exist until, such time, if ever, that the Company is able to fully implement its plans to overcome these factors.

Ongoing Litigation

WestPoint has been involved in litigation (the “Litigation”) with certain former first lien lenders of WestPoint Stevens in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and the U.S. District Court for the Southern District of New York (the “District Court”) since shortly after the Bankruptcy Court approved the sale of the assets of WestPoint Stevens to WestPoint in August 2005 relating to among other things ownership of Common Stock and the right to acquire Common Stock.  Because of the complexity of the Litigation, its outcome is unclear and the result of the Litigation may adversely affect the business of the Company.  See “Certain Information Concerning WestPoint and its Subsidiaries – Litigation”.

Transition to offshore production

One of the current initiatives to offset the issues leading to the bankruptcy of WestPoint Stevens is to move a significant portion of its manufacturing facilities and capabilities offshore to locations where labor costs are advantageous.  WestPoint has entered into a joint venture in Pakistan with a towel manufacturer and is exploring other relationships and opportunities.  The Company intends to use a substantial portion of the net proceeds of the Transactions for the Bahrain Acquisition.  The Company also intends to dispose of those facilities in the United States which no longer fit its needs.

There can be no assurance that the Company will be successful in its plans regarding offshore facilities.  The Company has limited experience in setting up offshore facilities and doing so raises other challenges.  They include, but are not limited to: execution of the overall plan including cost of construction or acquisition of facilities; geopolitical and currency and other economic and financial risks inherent in countries where the cost of labor is advantageous; and the necessity of advance customer order planning and forecasting in order to maintain appropriate inventory levels throughout the supply chain.

Capital Requirements

In order to fully execute its strategic business plans of entering into various joint ventures and acquisition transactions through 2008, the Company will require an immediate infusion of additional outside capital.  This additional capital would allow the Company to maintain its availability under its existing working capital line, while completing transactions that are projected to positively impact its operations and cash flow.

The Company is in the midst of an attempted operational turnaround, and access to the public or private capital markets may likely be limited until such time as its results improve.

Customer retention and relationships; Decline in margins

The Company’s ten largest customers accounted for approximately 60% and 57% of net sales in 2005 (including net sales by WestPoint Stevens) and budgeted sales in 2006, respectively.  The top six customers each accounted for, or are estimated to account for, in excess of $50 million of net sales.  Therefore, the loss of any one of these customers could be significant.

A portion of the Company’s sales is derived from licensed designer brands.  The license agreements for WestPoint’s designer brands generally are for a term of two or three years.  Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met.  Under certain circumstances, these licenses can be terminated without WestPoint’s consent due to circumstances beyond WestPoint’s control.  The loss of a significant license could have a material adverse effect on the business.

Retailers of consumer goods have become fewer and more powerful over time.  With the ability to buy imported products directly from foreign sources, retailers’ pricing leverage has increased and also allowed for growth in retailer-controlled private label brands that displace and compete with proprietary brands.  As a result of such factors as these, pricing pressure on vendors has grown.  Retailers’ pricing leverage has resulted in a decline in unit pricing and margins and resulted in a shift in product mix to more private label programs.  If WestPoint is unable to diminish the decline in pricing and margins, the Company may not be able to achieve profitability.

Raw material sourcing

Any shortage in the raw materials used to manufacture the Company’s products could adversely affect operations.  The principal raw materials used in the manufacture of WestPoint’s products are cotton of various grades and staple lengths and polyester and nylon in staple and filament form.  Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors.  The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester.  The price of man-made fibers, such as polyester and nylon, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing these fibers.  In particular, the effect of increased energy prices may have a direct impact upon the cost of dyes and chemicals, and polyester and other synthetic fibers.  Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and could cause a substantial increase in demand for cotton.  This could result in decreased availability of cotton and increased prices and could adversely affect the Company’s operations.

Seasonality and Cyclicality

The home fashion industry is seasonal, with a peak sales season in the fall.  In response to this seasonality, WestPoint increases its inventory levels during the first six months of the year to meet customer demand for the peak fall season.  If the Company does not gauge demand accurately, its performance may be adversely affected.  In addition, the home fashion industry is cyclical and performance may be negatively affected by downturns in consumer spending.

Industry conditions and competition

The home fashion industry is highly competitive.  Future success will, to a large extent, depend on WestPoint’s ability to be a low-cost producer and to be competitive.  The Company competes with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service.  In the sheet and towel markets, WestPoint competes primarily with Springs Global, the result of a merger between Springs Industries and Coteminas, a Brazil-based textile producer.  In the other bedding and accessories markets, the Company has many competitors.  WestPoint may also face competition in the future from companies that are currently suppliers.  Future success depends on the ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing.  Additionally, the easing of trade restrictions over time has led to growing competition from low priced products imported from Asia and Latin America.  The lifting of import quotas in 2005 has accelerated the loss of market share.  Any failure to compete effectively could adversely affect sales and, accordingly, operations.

WestPoint is subject to various regulations which may materially affect the Company’s operations.

WestPoint is subject to various federal, state and local laws and regulations governing, among other things, the discharge, storage, handling, usage and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, operations, including potential remediation obligations under those laws and regulations.  The Company’s operations are also governed by federal, state and local laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace.  Although the Company does not expect that compliance with any of these laws and regulations will materially adversely affect operations, there can be no assurance that regulatory requirements will not become more stringent in the future or that the Company will not incur significant costs to comply with those requirements.

Loan and Security Agreement; Upstream Dividends

On June 16, 2006, WestPoint Home, Inc. (“WestPoint Home”), the primary operating subsidiary of the Company, entered into the Loan and Security Agreement with Bank of America, N.A., as Administrative Agent and lender (the “Loan and Security Agreement”).  The Company is not a borrower or guarantor under the Loan and Security Agreement.  However, the Loan and Security Agreement contains certain covenants restricting WestPoint Home’s ability to pay dividends and make other distributions, investments, acquisitions and capital expenditures.  See “Certain Information Concerning WestPoint and its Subsidiaries – Loan and Security Agreement”.

Holding Company Structure

The operations of WestPoint are conducted through its operating subsidiaries that are borrowers under the Loan and Security Agreement.  The terms of the Loan and Security Agreement restrict the ability of the subsidiaries to make funds available to WestPoint to pay its indebtedness or dividends on its capital stock or to otherwise transfer assets to WestPoint.  WestPoint does not have other sources of funds that would enable it to pay dividends.

Controlling Stockholder

As of the date of this Offering Memorandum, the Standby Purchaser and its affiliates hold of record approximately 68% of the outstanding shares of Common Stock.  Upon consummation of the Transactions, the Standby Purchaser will continue to hold of record at least a majority of the voting power of the outstanding Common Stock of WestPoint pending the outcome of the Litigation and, so long as it does, will control the election of the four directors to be elected by the holders of Common Stock pursuant to the terms of the Transactions.  It will also control the election of the three directors to be elected by the holders of the Series A-1 Preferred Stock and, if the Standby Purchaser purchases the Series A-2 Preferred Stock, the election of the three directors to be elected by the holders of the Series A-2 Preferred Stock.

Shares of Series A-2 Preferred Stock are Restricted Securities

The shares of Series A-2 Preferred Stock acquired in this Offer are being issued in a private placement and will be subject to restrictions on transferability and resale.  The shares of Series A-2 Preferred Stock may only be resold if they are subsequently registered with the United States Securities and Exchange Commission or if they are sold pursuant to an exemption from such registration.  As a result, Offerees should consider their purchase of the Series A-2 Preferred Stock pursuant to this Offer as a long-term investment and should expect to bear the economic risk of this investment for an indefinite period.

Pursuant to the terms of the Offer, the Company will enter into a registration rights agreement (the “2006 Registration Rights Agreement”) with the Standby Purchaser and with Offerees who purchase Series A-2 Preferred Stock in the Offer and who execute a signature page to the registration rights agreement included as Exhibit C to the Subscription Agreement.  The 2006 Registration Rights Agreement provides for certain piggyback registration rights in the event that the Company registers any of its Common Stock in a registration statement pursuant to the Securities Act of 1933, as amended.  See “Description of the Series A-2 Preferred Stock – 2006 Registration Rights Agreement”.

In addition, the Company is party to a registration rights agreement, dated August 8, 2005, among the Company and the parties listed as Investors thereto (the “2005 Registration Rights Agreement”).  Pursuant to the 2005 Registration Rights Agreement, the Company has agreed to, among other things, prepare a registration statement for the shares of Common Stock held by the Investors as promptly as practicable after the Distribution Date (as defined in the 2005 Registration Rights Agreement).  As a result of the Litigation, the Distribution Date has not yet occurred and it is not known when the Distribution Date will take place, or when the Company will effect the initial registration statement referenced therein, if at all.

No market for the Series A-2 Preferred Stock or the Common Stock

Because WestPoint is not publicly traded, there is no market for the Series A-2 Preferred Stock or the Common Stock of WestPoint into which it is convertible and there can be no assurance that an active public market for the Common Stock will ever be established or sustained.  WestPoint may never be successful in achieving an initial public offering of the Common Stock of WestPoint and a liquid public market for the securities of WestPoint may never develop.

Purchase Condition

The Offer and the sale of the Series A-2 Preferred Stock to the Offerees is conditioned upon, among other things, the purchase of all of the shares of the Series A-2 Preferred Stock by the Offerees.  In the event that the Company does not receive subscriptions from Offerees to purchase the entirety of the shares of the Series A-2 Preferred Stock being offered in the Offer by the Expiration Date and receive $100 million for the purchase of the shares by the Offerees by the Funding Date, the Company will sell all of the shares of the Series A-2 Preferred Stock to the Standby Purchaser pursuant to the Commitment Agreement and will not sell any of the shares of the Series A-2 Preferred Stock to any of the Offerees.  See “Conditions to the Offer”.

Bahrain Acquisition

The Offer and the sale of the Series A-2 Preferred Stock to the Offerees is conditioned upon the Company entering into a definitive agreement regarding the Bahrain Acquisition.  A number of factors beyond the control of the Company could prevent the Company from entering into the definitive agreement regarding the Bahrain Acquisition.

Permitted Merger

Under the terms of the Preferred Stock it is contemplated that the Company may effectuate a conversion into a limited liability company by means of a merger on certain terms and conditions and that the holders of Preferred Stock will not have the right to vote with respect to such merger.  See “Description of the Series A-2 Preferred Stock – Material Terms – Permitted Merger”

THE OFFER

General

WestPoint hereby offers you the right to purchase up to your Percentage Interest and Overallotment Interest of Series A-2 Preferred Stock for a cash purchase price of $100 per share of Series A-2 Preferred Stock and on the terms and subject to the conditions set forth in this Offering Memorandum and in the accompanying Subscription Agreement.

You may elect to exercise your right to purchase by 1:00 p.m. December 19, 2006, unless the Expiration Date is extended by the Company.  In order to purchase the shares that you are subscribing for you must pay for such shares by the Funding Date.  The issuance of Series A-2 Preferred Stock will be on the Closing Date.

The Series A-2 Preferred Stock to be issued pursuant to the Offer, any shares of Series A-2 Preferred Stock issued to pay dividends on the Series A-2 Preferred Stock and any shares of Common Stock issued upon conversion of the Series A-2 Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

Background

The Company was formed in 2005 to acquire the assets of WestPoint Stevens pursuant to an asset purchase agreement approved by the Bankruptcy Court in the bankruptcy proceedings of WestPoint Stevens.  Since its formation, one of the Company’s primary business objectives has been to reduce its overall cost of production through streamlining its U.S. manufacturing facilities, opening foreign manufacturing operations and sourcing product from non-U.S. vendors.

Presently, the Company continues to generate operating losses and incur negative cash flow.  This is primarily due to the fact that product pricing is subject to global competition while the Company’s manufacturing costs are comparatively more expensive due to its operating facilities being located in the U.S.  In each of the main markets of global manufacturing competition – China, India, Pakistan and Brazil – lower labor costs provide a significant advantage to other manufacturers.  The Company is incurring additional costs in the short term by production inefficiency associated with plant ramp-ups outside of the U.S. and ramp-downs of  U.S. production.

Beginning in late 2005, the Company began to identify potentially viable manufacturing and third-party sourcing opportunities outside of the U.S.  One specific transaction that was completed as a result of this process was entering into a equity joint venture in Pakistan with Indus Dyeing & Manufacturing Ltd.  This joint venture, Indus Home Ltd., began production in October 2006 of bath products and is in the process of expanding its existing capacity.  This has permitted the Company to replace certain of its comparatively higher cost U.S.-based manufacturing.

The Company is in various stages of analysis with respect to other potential acquisitions, joint ventures and strategic sourcing opportunities.  As described below, one such transaction is the Bahrain Acquisition.  If completed, this would further permit the Company to transfer a substantial portion of its bedding manufacturing capacity out of the U.S. and into a comparatively lower-cost country.

The Special Committee was authorized by the Board of Directors to consider and negotiate a proposal (the “Proposal”), made by the Standby Purchaser to facilitate the potential Bahrain Acquisition, which the Company believed, if consummated, would result in significant benefits to the Company and ameliorate increasing operational problems.  The Proposal formed the basis for the Transactions.  In furtherance of the foregoing, the Special Committee retained Stroock as its independent legal counsel to assist the Special Committee in evaluating the Transactions.  Following its engagement, representatives of Stroock met with the Special Committee to discuss the Committee’s role and the functions to be performed by them.

In connection with its evaluation of the Transactions, on November 7, 2006, the Special Committee proceeded to engage Gordian, as its independent financial advisor to advise the Special Committee with respect to the Transactions and to undertake a fairness analysis thereof.  Specifically, under the terms of the engagement Gordian was asked to render an opinion as to the fairness, of the Transactions to the holders of record of Common Stock (other than the Standby Purchaser), from a financial point of view.

In connection with its engagement, Gordian conducted financial due diligence with respect to the Company.  During the course of this review, Gordian met with Company management and reviewed extensive financial and other information provided to Gordian by the Company. Over the next two weeks, Gordian and its advisors met numerous times, both collectively and in working groups, to consider business and financial information collected independently, as well as from the Company and its advisors, and to analyze the Transactions potential variations thereof.

On November 9, 2006 representatives of the Special Committee, Company management, Stroock and Gordian met in Stroock’s offices for preliminary discussions regarding the Transactions and matters related thereto, including information regarding the Company’s plans with respect to the Bahrain Acquisition and related time constraints and the formulation of a response to the Standby Purchaser regarding the Proposal.  From November 10, 2006 until November 27, 2006, management of the Company, the Special Committee and the Standby Purchaser, as well as their respective advisors, negotiated the terms of the Proposal, the Transactions and the documents contemplated thereby.

On November 27, 2006, the Special Committee held a special meeting in Stroock’s offices at which representatives of Stroock and Gordian, and certain members of Company management were present.  At the meeting, Gordian presented a preliminary report on the Transactions, including the terms of the Preferred Stock and presented to the Special Committee a draft of a report setting forth Gordian’s analysis of the Transactions.  The contents of the report were discussed in detail and the Special Committee and its advisors and Company management asked numerous questions regarding Gordian’s assumptions and the comparable transactions underlying its analysis.  After extensive discussion regarding the unresolved issues under the Transactions, the Special Committee, after taking into consideration the advice and recommendations of its independent legal counsel and financial advisors, reached agreement on proposals to be made to the Standby Purchaser with respect to the unresolved terms of the Transactions, including the applicable conversion price and dividend rate of the Preferred Stock.

From the November 27, 2006 special meeting through December 1, 2006, the Special Committee, together with its independent advisors, continued negotiations with the Standby Purchaser with respect to the open issues and related documentation of the Transactions. Simultaneously therewith, counsel to the Special Committee and the Standby Purchaser exchanged drafts of and negotiated revisions to the documentation contemplated by the Transactions, including the Certificate of Designation, the Commitment Agreement, the Subscription Agreement, the 2006 Registration Rights Agreement and related ancillary legal agreements.

As of the morning of December 4, 2006, the Special Committee and the Standby Purchaser had reached agreement on all significant terms of the Transactions, including the conversion price and dividend rate of the Preferred Stock, subject to the Special Committee confirming certain points with its independent legal and financial advisors and receipt of an opinion from the Special Committee’s financial advisor to the effect that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view.  At noon on December 4, 2006, the Special Committee held a special meeting to discuss the terms of the Transactions, as agreed upon by the Special Committee and the Standby Purchaser to date, including the terms of the Commitment Agreement and the Offer.  Following a presentation by Gordian of its final report, as updated to reflect the current terms of the Transactions and the oral delivery of Gordian’s verbal opinion that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view, the Special Committee unanimously approved the terms of the Commitment Agreement and the Offer and recommended to the Board of Directors that it approve the Transactions.  “The Offer – Reasons for the Offer - The Special Committee and its Recommendation”

Following the recommendation by the Special Committee, on December 4, the Board of Directors met and unanimously approved the Transactions and authorized the Special Committee, management and their respective advisors to finalize all of the documentation contemplated thereby.  “The Offer – Reasons for the Offer - The Board of Directors”

On December 7,  the Company and the Standby Purchaser entered into the Commitment Agreement.

Reasons for the Offer

General.

WestPoint is seeking to raise proceeds of $200 million from the sale of the Preferred Stock pursuant to the Transactions (before payment of fees and expenses) principally in order to raise capital to continue to implement its strategic plans to restructure its manufacturing operations.  In the near term, the Company presently anticipates that it will complete the Bahrain Acquisition pursuant to a previously announced letter of intent.  To the extent the net proceeds are not used for that purpose, they will provide working capital, and they may be used for capital expenditures, potential future acquisitions and joint ventures and general corporate purposes.

The Special Committee and its Recommendation

In connection with approving the Transactions, the Board of Directors formed the Special Committee, consisting entirely of independent directors, Harold First, Edward Kittredge and Robert Knauss, to consider whether the issuance and sale of the Preferred Stock pursuant to the Transactions was in the best interests of the Company.  To assist in its consideration, the Special Committee engaged Stroock as its independent legal counsel and Gordian as its independent financial advisor to undertake a fairness analysis of the Transactions to holders of Common Stock, other than the Standby Purchaser and its affiliates.

On December 4, 2006, the Special Committee unanimously determined that the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders and recommended that the Board of Directors approve the Transactions.

In considering and evaluating the Transactions, the Special Committee considered a number of factors in reaching its decision. It did not quantify, rank or otherwise assign relative weights to the factors discussed below.  In reaching their recommendations, the Special Committee considered the business, results of operations, financial condition, assets, liabilities, business strategy and prospects for the Company and a number of other factors relating to the Company and the Transactions, including the following:

•	The Company continues to generate operating losses and incur negative cash flow.

•
Prior to commencing negotiations for the Transactions, the Company attempted to obtain alternative sources of new financing for the potential acquisitions outside of the U.S. and other general corporate purposes, and was unsuccessful in these efforts.

•	The Company’s manufacturing costs are comparatively more expensive due to its operating facilities being located in the U.S.

•
The completion of the Bahrain Acquisition would permit the Company to transfer a substantial portion of its bedding manufacturing capacity out of the U.S. and into a comparatively lower-cost country.  The acquisition must be implemented as promptly as practicable in order for the Company to receive the expected benefits thereof.

•
Absent the consummation of the Transactions, it is unlikely that the Company will be able to engage in certain potential acquisitions on a timely basis, such as the Bahrain Acquisition, and realize certain other various business opportunities presented to it.

•
After reviewing alternative financing transactions, including the incurrence of additional debt, the Transactions were the best source of financing reasonably available to the Company to engage in the potential acquisitions and realize the business opportunities presented to it.

•
The Special Committee received a fairness opinion on December 4, 2006 from Gordian that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view.

The Board of Directors

On December 4, the Board of Directors of the Company unanimously (i) determined that the Transactions are desirable, advisable and fair to and in the best interests of the Company and its stockholders, and (ii) resolved to approve the Transactions and the transactions contemplated thereby subject to the terms and conditions thereof.  In reaching such determinations, the Board of Directors considered the following factors, each of which, in the view of the Board of Directors, supported such determinations: (i) the conclusions and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee, including the receipt by the Special Committee of the opinion of Gordian that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view, (iii) the fact that the terms and conditions of the Commitment Agreement and the Transactions were the result of arm’s-length negotiations between the Special Committee and the Standby Purchaser and (iv) the financial position and prospects of the Company.

The members of the Board of Directors of the Company, including the members of the Special Committee, evaluated the Transactions in light of their knowledge of the business, financial condition and prospects of the Company, and based upon the advice of financial and legal advisors.  In light of the number and variety of factors that the Board of Directors of the Company and the Special Committee considered in connection with their evaluation of the Transactions, the Board of Directors of the Company did not find it practicable to assign relative weights to the foregoing factors, and accordingly, the Board of Directors of the Company did not do so.

The Board of Directors of the Company, including the members of the Special Committee, considered the Transactions for fairness and concluded that the Transactions are fair because, among other things: (i) the Special Committee consisted of independent directors; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Gordian as its independent financial advisor to assist it in evaluating a proposed transaction and received advice from Gordian; and (iv) the terms and conditions of the Transactions resulted from active arm’s-length bargaining between representatives of the Special Committee, on the one hand, and representatives of the Standby Purchaser on the other.

Financial Advisor Opinion

To assist in its consideration, the Special Committee engaged Gordian as its independent financial advisor to undertake a fairness analysis of the Transactions to holders of Common Stock, other than the Standby Purchaser and its affiliates.  Pursuant to the terms of the Gordian engagement letter, WestPoint has agreed to pay Gordian a fee of $200,000 for its services and has also agreed to reimburse Gordian for its reasonable expenses in connection with its services in an amount not exceeding $40,000 without the approval of WestPoint.  In addition, WestPoint has agreed to indemnify Gordian and its employees, representatives, agents and counsel against certain liabilities and expenses, including the reasonable fees of its legal counsel, arising out of Gordian’s engagement.

In connection with its engagement, Gordian held meetings (in person or by telephone) with the Special Committee and its legal counsel, and with management of the Company on a number of occasions to review and discuss, among other matters, the Company’s business, operations, assets, financial condition and future prospects and the Transactions.  See “The Offer – Background”.  In addition, Gordian performed such studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of arriving at and preparing the Gordian opinion.

On December 4, 2006, Gordian delivered to the Special Committee a fairness opinion that the Transactions, taken as a whole, are fair to the holders of Common Stock other than the Standby Purchaser, from a financial point of view.  The fairness opinion is for the information of the Special Committee in connection with its consideration of the terms of the Transactions and does not constitute a recommendation to any Offeree as to whether to participate in the Offer.  Offerees are urged to read the Gordian opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review by Gordian in rendering its opinion.  References to the Gordian opinion herein are qualified by reference to the full text of the Gordian opinion, which is attached hereto as Exhibit B and incorporated herein by reference.

Purchase Condition

The Offer and the sale of the Series A-2 Preferred Stock to the Offerees is conditioned upon, among other things, the purchase of all of the shares of the Series A-2 Preferred Stock by the Offerees.  In the event that the Company does not receive valid subscriptions from Offerees to purchase the entirety of the shares of the Series A-2 Preferred Stock being offered by the Offer by the Expiration Date and receive $100 million for the purchase of the shares by the Offerees by the Funding Date, the Company will sell all of the shares of the Series A-2 Preferred Stock to the Standby Purchaser pursuant to the Commitment Agreement and will not sell any of the shares of the Series A-2 Preferred Stock to any of the Offerees.

Bahrain Acquisition

The Offer and the sale of the Series A-2 Preferred Stock to the Offerees is conditioned upon, the Company entering into a definitive agreement regarding the Bahrain Acquisition.  A number of factors beyond the control of the Company could prevent the Company from entering into the definitive agreement.

Standby Purchaser

WestPoint entered into the Commitment Agreement providing for the issuance and sale to the Standby Purchaser of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, subject to the purchase of the Series A-2 Preferred Stock by the Offerees in the Offer.  Pursuant to the Commitment Agreement and subject to the terms and conditions therein, the Standby Purchaser has agreed (i) to purchase 1,000,000 shares of Series A-1 Preferred Stock for a purchase price of $100 per share and for an aggregate price of $100 million, and (ii) to purchase all of the Series A-2 Preferred Stock offered in the Offer if the Offerees do not purchase all of the Series A-2 Preferred Stock for a purchase price of $100 per share and an aggregate purchase price of $100 million.

Capital Structure

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock.  As of the Record Date, 19,498,389 shares of Common Stock are issued and outstanding and 10,501,611 shares of Common Stock are reserved for issuance pursuant to outstanding subscription rights to purchase such number of shares of Common Stock.  The outcome of the Litigation may affect the ownership of the capital stock of the Company.  See “Certain Information Concerning WestPoint and its Subsidiaries – Litigation”.

After the consummation of the Transactions, there will be 19,498,389 shares of Common Stock outstanding, subscription rights to purchase an additional 10,501,611 shares of Common Stock, 40,000,000 shares of Common Stock reserved for issuance upon conversion of Preferred Stock, 2,000,000 million shares of the Preferred Stock reserved for issuance upon the issuance by the Company of dividends on the Preferred Stock pursuant to the terms of the Preferred Stock, 1,000,000 shares of Series A-1 Preferred Stock outstanding and 1,000,000 shares of Series A-2 Preferred Stock outstanding.  Quarterly dividends on the Preferred Stock, if not paid in cash, as to which there can be no assurance, will accumulate in the form of additional shares of Preferred Stock and the number of shares of Preferred Stock and the number of Shares of Common Stock reserved for issuance upon conversion of the Preferred Stock may increase substantially.  Increases in the amounts may also occur after the date of this Offering Memorandum as a result of the issuance of additional shares of Common Stock and of securities convertible into or exercisable or exchangeable for such shares.

Right to Subscribe

Percentage Interest

You may subscribe for a portion of the Series A-2 Preferred Stock up to your Percentage Interest of the shares of Series A-2 Preferred Stock.  The “Percentage Interest” of an Offeree shall mean the pro rata interest in the number of shares of Series A-2 Preferred Stock based on the number of shares of Common Stock held of record by such Offeree relative to the aggregate number of shares of Common Stock held by all of the Offerees.  The Percentage Interest of each Offeree is set forth on Schedule 1 attached hereto.  The exercise of your right to purchase is irrevocable and may not be modified.

Overallotment Interest.

If you elect to purchase your entire Percentage Interest of the Series A-2 Preferred Stock and other Offerees elect to subscribe for less than their entire Percentage Interest you may also elect to subscribe for an amount of shares up to your Overallotment Interest of any and all of the unsubscribed shares of Series A-2 Preferred Stock.  The “Overallotment Interest” of an Offeree shall mean the pro rata interest in the number of unsubscribed shares of Series A-2 Preferred Stock based on the number of shares of Common Stock held of record by such Offeree relative to the aggregate number of shares of Common Stock held by all of the Offerees exercising their right to subscribe for their Overallotment Interest.  The Offeree’s right to subscribe for Overallotment Shares is dependant upon the extent to which the other Offerees in the Offer subscribe for and agree to purchase their respective Percentage Interest and Overallotment Shares of the Offer.  Specifically, an Offeree will only be entitled to subscribe for its Overallotment Interest in the event that another Offeree elects to subscribe for less than its Percentage Interest.

The Subscription Agreement will allow each Offeree to indicate the maximum number of shares that they wish to subscribe for, up to 1,000,000 shares, it being understood that such total will be reduced if other Offerees wish to subscribe for their Percentage Interest and all or a portion of their Overallotment Interest.  As soon as practicable following the Expiration Date and promptly following its determination of the number of shares of Series A-2 Preferred Stock validly subscribed for by the Offerees in accordance with the terms of the Offer, the Company shall notify each Offeree who has validly executed and delivered a Subscription Agreement by the Expiration Date whether the Offerees have subscribed for the entirety of the shares of Series A-2 Preferred Stock, and if so, state the number of shares of Series A-2 Preferred Stock validly subscribed for by such Offeree.

 Transferability of Right to Purchase

Each Offeree may transfer any and all of its rights to purchase the Series A-2 Preferred Stock to wholly-owned subsidiaries that are accredited investors.  Each Offeree wishing to validly transfer in whole or in part its rights to purchase must sign the acknowledgement attached as Exhibit A to the Subscription Agreement.  The acknowledgement will contain certain representations as to the transfer of the rights to the transferee and must be included with the transferee’s Subscription Agreement in order for the transferee to subscribe for the Series A-2 Preferred Stock relating to the transferred rights.

Purchase Price

The purchase price of shares of Series A-2 Preferred Stock pursuant to the Offer is $100 per share.  Each Offeree subscribing for shares of Series A-2 Preferred Stock must pay the purchase price on or prior to 5:00 p.m. on December 20, 2006, unless the Expiration Date is extended by the Company.  Assuming that WestPoint timely receives properly completed, validly executed Subscription Agreements to purchase all of the Series A-2 Preferred Stock by the Offerees, WestPoint will issue to each Offeree that has submitted a properly completed and validly executed Subscription Agreement by such time on the Expiration Date and wired the purchase price to the Company in a timely manner, the number of shares of Series A-2 Preferred Stock indicated on the signature page to the Subscription Agreement for such Offeree.  Failure of WestPoint to receive a wire of the purchase price on or prior to the Funding Date shall entitle WestPoint to pursue all remedies at law and equity and shall be deemed a termination of the Offeree’s right to purchase.  If the Company does not receive $100 million in the aggregate from the Offerees on or prior to the Funding Date, the Company will return all payments received in respect of the Offer by the Offerees without interest or deduction and the Offerees will not be issued any shares of Series A-2 Preferred Stock.

Delivery and Form

The Series A-2 Preferred Stock will be issued as certificated securities.  Each share certificate will bear the following legends:

“THE SHARES EVIDENCED BY THIS CERTIFICATE AND THE SHARES INTO WHICH THEY ARE CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS”

Certificates representing the shares of Common Stock into which the Preferred Stock is convertible shall bear a legend comparable to the legend set forth above.

DESCRIPTION OF THE SERIES A-2 PREFERRED STOCK

Material Terms

General.  The following is a summary of certain provisions of the Certificate of Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series A Preferred Stock and Qualifications, Limitations and Restrictions Thereof of WestPoint (the “Certificate of Designation”), a copy of which is attached hereto as Exhibit C.  THE FOLLOWING SUMMARY OF THE TERMS OF THE PREFERRED STOCK DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION.  WE URGE YOU TO READ THE CERTIFICATE OF DESIGNATION BECAUSE IT, AND NOT THE FOLLOWING SUMMARY, DEFINES THE RIGHTS OF HOLDERS OF THE SERIES A-2 PREFERRED STOCK.  The Certificate of Designation will be filed on the date of the Closing.

Ranking.  The Series A-2 Preferred Stock will, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank (a) senior to all Common Stock and to each other class or series of capital stock of the Company, the terms of which do not expressly provide that it ranks senior to or on parity with the Series A-2  Preferred Stock (all of such equity securities of the Company to which the Series A-2 Preferred Stock ranks senior are collectively referred to herein as the “Junior Stock”), (b) on a parity with any class or series of capital stock of the Company, the terms of which expressly provide that it ranks on a parity with the Series A-2 Preferred Stock as to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, and (c) junior to any class or series of capital stock of the Company, the terms of which expressly provide that it ranks senior to the Series A-2 Preferred Stock as to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution.

Dividends.  The Series A-2 Preferred Stock has a cumulative dividend of 4.5% per annum, and is payable quarterly in arrears on the 1st day of January, April, July and October in each year (or the first business day thereafter) with the first such payment to be made January 1, 2007.  The Company may pay accrued dividends on the Series A-2 Preferred Stock either in cash or by issuing additional shares of Series A-2 Preferred Stock with an aggregate Stated Value (as hereinafter defined) equal to the amount of such accrued dividends to be paid in shares of Series A-2 Preferred Stock; provided, that, except upon a conversion of shares of Series A-2 Preferred Stock, the Company shall not be permitted to pay dividends on the Series A-2 Preferred Stock in cash for the first two years following the date of the initial issuance of shares of Series A-2 Preferred Stock (the “Initial Issuance Date”).  Subject to certain exceptions set forth in the Certificate of Designation, so long as the Series A-2 Preferred Stock remains outstanding, the Company shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption and/or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series A-2 Preferred Stock not paid on the dates such dividends are required to be paid shall have been or are paid.  Accrued dividends on the shares of Series A-2 Preferred Stock that are paid through the issuance by the Company of additional shares of Series A-2 Preferred Stock, shall be considered paid in full.

Liquidation Preference.  Each share of Series A-2 Preferred Stock shall have an initial stated value equal to $100 (subject to any stock dividend (other than any such dividend consisting of shares of Series A-2 Preferred Stock issued as payment for accrued dividends on shares of Series A-2 Preferred Stock), stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having similar effect with respect to the Series A-2 Preferred Stock, the “Stated Value”).  In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A-2 Preferred Stock shall be entitled to receive in respect of each share of Series A-2 Preferred Stock held by such holders (together with the other holders of Preferred Stock on a pro rata basis), prior to any distribution to the holders of any Junior Stock, a liquidation preference in an amount equal to the Stated Value plus all accrued but unpaid dividends thereon to the date fixed for the applicable liquidation, dissolution or winding up.

Except for the merger described in “Permitted Merger” below and changes in ownership of the voting stock resulting from the outcome of the Bankruptcy Litigation (as hereinafter defined), any of the following shall be deemed to be a liquidation, dissolution or winding up of the Company:  (x) the merger or consolidation of the Company with or into another person that is not an affiliate of the Company or other corporate reorganization under the circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such transaction, owns less than a majority in voting power of the outstanding capital stock of the Company, or the surviving or resulting person immediately following such transaction, (y) the sale, license, lease, abandonment, transfer or other disposition of all or substantially all of the Company’s assets (whether in one transaction or a series of transactions) to a person or a group of persons acting in concert, and (z) the issuance, sale, transfer or other disposition by the Company or any of its stockholders (whether in one transaction or in a series of related transactions) of a majority of the shares of Common Stock (determined assuming full conversion of all shares of Preferred Stock having the voting rights described in “Voting Rights” and “Special Voting Rights” below at the time of determination), to one person or a group of persons (other than a person who is a stockholder of the Company or an affiliate of a stockholder of the Company, in each case, as of the Initial Issuance Date).  “Bankruptcy Litigation” means the litigation pending as of the Initial Issuance Date between Contrarian Fund LLC, certain other investment funds and the Company in the United States District Court for the Southern District of New York and in the United States Bankruptcy Court for the Southern District of New York.  Upon and after any liquidation, dissolution or winding up of the Company, unless and until the holder of each share of Series A-2 Preferred Stock receives payment in full of the full amount of the liquidation preference to which such holder is entitled, the Company shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any shares of any class or series of Junior Stock.

Permitted Merger.  Pursuant to the Certificate of Designation, the holders of the Series A-2 Preferred Stock are not entitled to vote on a Permitted Merger and the consummation of a Permitted Merger is not deemed a liquidation, dissolution or winding up of the Company.  A “Permitted Merger” is a merger between the Company and a newly-formed Delaware limited liability company (the “LLC”), with the LLC surviving the merger; provided, that (I) immediately prior to such merger the LLC has no assets or liabilities and is a direct wholly-owned subsidiary of the Company; (II) the LLC was formed solely for the purpose of the merger and to enable the Company to continue its business as a Delaware limited liability company; (III) immediately following the merger all of the assets and liabilities of the Company become the assets and the liabilities of the LLC; (IV) the Preferred Stock is converted into preferred interests of the LLC that have the same rights, preferences and privileges as the Preferred Stock; (V) no cash or other assets of the Company  are distributed or transferred by way of dividend or otherwise in connection with the merger (except from the Company to the LLC); and (VI) no distribution, dividend or transfer of any kind is made to the holders of the Common Stock or any other equity interest in the Company in connection with the merger, except for the exchange of the Common Stock or such equity interest for the equivalent interests in the LLC.

Conversion Price.  The initial conversion price per share of Series A-2 Preferred Stock is $10.50, which conversion price is subject to adjustment for certain events as provided in the Certificate of Designation (as adjusted, the “Conversion Price”).  See “– Anti-Dilution Provisions” below.

Optional Conversion.  Each share of Series A-2 Preferred Stock may be converted into the number of fully-paid and non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price then in effect; provided, that, subject to certain exceptions set forth in the Certificate of Designation, if immediately following any such conversion there will be outstanding shares of Series A-2 Preferred Stock with an aggregate Stated Value of less than $75 million, then no holder shall convert shares of Series A-2 Preferred Stock unless and until the conditions to conversion described in “Obligation to Remove Series A-2 Directors” below have been satisfied.

On the Initial Issuance Date each share of Series A-2 Preferred Stock will be convertible into approximately nine (9) shares of Common Stock and all of the shares of Series A-2 Preferred Stock will be convertible into 9,523,809 shares of Common Stock.

Mandatory Conversion. If at any time there shall be outstanding shares of Series A-2 Preferred Stock with an aggregate Stated Value of less than $25 million, then the Company may cause all (but not less than all) of the outstanding shares of the Series A-2 Preferred Stock to be converted into Common Stock at the then current Conversion Price.

Certain Cash Payments on Conversion.  Upon conversion of shares of Series A-2 Preferred Stock, all accrued and unpaid dividends thereon will be paid in cash to the holder of converted shares of Series A-2 Preferred Stock.  In addition, upon conversion of shares of Series A-2 Preferred Stock, the Company will pay in cash to the holder of converted shares of Series A-2 Preferred Stock the current value of any fractional shares of Series A-2 Preferred Stock that result from such conversion.

Anti-Dilution Provisions.  The Certificate of Designation provides for anti-dilution adjustments to the Conversion Price for (i) changes to the Common Stock resulting from subdivisions of Common Stock, issuances of dividends payable in Common Stock and combinations of Common Stock, and, (ii) except for certain issuances of Common Stock (or options or convertible securities that are exercisable, convertible or exchangeable for Common Stock), issuances of Common Stock (or options or convertible securities that are exercisable, convertible or exchangeable for Common Stock) for a consideration per share of Common Stock that is less than the then current Conversion Price.  The holders of a majority of the then issued and outstanding shares of Preferred Stock (voting together as a single class) shall have the right to waive the occurrence of any such subdivision, dividend, combination or issuance that would otherwise result in an adjustment to the Conversion Price on behalf of all holders of Preferred Stock, in which event no adjustment shall be made to the Conversion Price of any shares of Series A-2 Preferred Stock in respect thereof.

In the event the Company shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, then after the conversion of any shares of Series A-2 Preferred Stock the Company shall pay to the holder converting such shares of Series A-2 Preferred Stock an amount equal to the aggregate value of all such dividends to which such holder would have been entitled if such holder had converted the shares of Series A-2 Preferred Stock to Common Stock, at the then applicable Conversion Price, prior to the declaration of such dividends.

If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or other entity, or the sale of all or substantially all of its assets to another corporation or other entity shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A-2 Preferred Stock shall have the right to acquire and receive upon conversion of the Series A-2 Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A-2 Preferred Stock at the Conversion Price then in effect.

If the Company issues any options, convertible securities or other rights to purchase property pro rata to the holders of Common Stock and such issuance does not result in an adjustment to the Conversion Price, then the holders of Series A-2 Preferred Stock are entitled to acquire such options, convertible securities or other rights to purchase property as if such holders held the shares of Common Stock underlying the Series A-2 Preferred Stock at the time of such issuance.

Voting Rights.  Subject to the loss of the following voting rights as described below, the holders of Series A-2 Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock of any class shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of the Common Stock (or such class thereof) as one class and on an as-converted basis; provided, however, that the holders of Series A-2 Preferred Stock shall not be entitled to vote in the election, removal or replacement of directors to be elected, removed or replaced by the holders of the Common Stock.  In addition, the holders of Series A-2 Preferred Stock shall not be entitled to vote on the Permitted Merger.  If at any time there shall be outstanding shares of the Series A-2 Preferred Stock with an aggregate Stated Value of less than $75 million, subject to certain exceptions set forth in the Certificate of Designation, then the holders of Series A-2 Preferred Stock shall no longer be entitled to the voting rights described in this “Voting Rights” section.

Special Voting Rights. Subject to the loss of the following voting rights as described below, the Company shall not take, approve or otherwise ratify any of the following actions without the approval of the holders of a majority of the shares of the Series A-2 Preferred Stock:

•
(other than the issuance of shares of Preferred Stock as payment of accrued dividends on Preferred Stock) any authorization or issuance of any equity security ranking senior to or pari passu with the Preferred Stock, except to the extent the Company complies with its obligations described in “– Right of First Refusal” below

•
(other than the issuance of shares of Preferred Stock as payment of accrued dividends on Preferred Stock) any stock dividends of (or on) Preferred Stock, stock splits of Preferred Stock, stock combinations of Preferred Stock, stock distributions of Preferred Stock or other actions having the same effects with respect to the Preferred Stock;

•
any amendment, modification or restatement of the Company’s certificate of incorporation or bylaws that adversely affects rights, preferences or privileges of the Preferred Stock, whether directly or indirectly, through a merger or otherwise;

•
(other than as a result of automatic removals of directors elected by the holders of the Preferred Stock effected in accordance with the Company’s certificate of incorporation) any change in the number or composition of the Board of Directors as set forth in the Certificate of Designation.  See “The Offer - Amendment to Restated Certificate of Incorporation; By-Laws”; and

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(other than, as required or permitted under the terms of the Certificate of Designation or an Exchange (as defined below)) any repurchase, exchange or redemption of Preferred Stock by the Company or any other payment in respect of, or return of the purchase price of, the Preferred Stock.  An “Exchange” means an exchange with respect to Series A-2 Preferred Stock pursuant to the terms of Section 11 of the Commitment Agreement.

The holders of Series A-2 Preferred Stock shall not be entitled to vote on the Permitted Merger.

If at any time there shall be outstanding shares of the Series A-2 Preferred Stock with an aggregate Stated Value of less than $75 million, subject to certain exceptions set forth in the Certificate of Designation, then the holders of Series A-2 Preferred Stock shall no longer be entitled to the rights described in this “Special Voting Rights” section.

Preferred Directors.  Subject to the loss of the right to appoint directors as described below, the holders of the Series A-2 Preferred Stock will be entitled, by majority vote, to nominate and elect three (3) directors on the Board of Directors of the Corporation.  If at any time there shall be outstanding shares of Series A-2 of Preferred Stock with an aggregate Stated Value of less than $75 million, subject to certain exceptions set forth in the Certificate of Designation, then the holders of the Series A-2 Preferred Stock shall no longer have the right to elect three (3) directors to the Board of Directors.

On the Closing Date, the Board of Directors will be comprised of:  (i) 4 directors elected by the holders of the Common Stock with staggered terms comprised of 1 Class A, 1 Class B and 2 Class C Common Directors; and (ii) 6 directors elected by the holders of the Preferred Stock.  See “The Offer – Amendment to Restated Certificate of Incorporation; By-Laws”.

Right of First Refusal.  Except as set forth in the next sentence, in the event of any additional issuance of equity securities of the Company, the Company shall be required to offer to the holders of Series A-2 Preferred Stock the opportunity to purchase their pro rata share of such new equity securities, based upon their respective percentage ownership of the Preferred Stock (taken together as a single class).  This right shall not apply to the issuances of Junior Stock and issuances of shares of Preferred Stock as payment of accrued dividends on Preferred Stock.  In addition, this right will not apply to any issuance of: (y) the Series A-1 Preferred Stock issued pursuant to the Commitment Agreement, or (z) the Series A-2 Preferred Stock issued pursuant to the Commitment Agreement or the Offer.

Optional Redemption.  At any time after the five-year anniversary of the Initial Issuance Date, the Company may redeem all (but not less than all) of the shares of Series A-2 Preferred Stock at the accrued liquidation preference if (x) the Common Stock is Publicly Traded (as defined below) as of the date the Company delivers a written notice to the holders of Series A-2 Preferred Stock of its election to redeem (the “Notification Date”) and (y) the average trading price for the Common Stock for the 10 consecutive trading day period ending on the trading day prior to the Notification Date is greater than 125% of the then current Conversion Price.  The holders of Series A-2 Preferred Stock may elect to convert shares of Series A-2 Preferred Stock at any time within 30 days of the Notification Date.

For purposes of the Certificate of Designation, “Publicly Traded” means, with respect to the Common Stock, that the Common Stock is (i) listed on a domestic securities exchange, (iii) quoted on NASDAQ or (iii) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated, or similar successor organization.

Mandatory Redemption. The Company shall redeem the Series A-2 Preferred Stock in full in the event that a Qualifying Acquisition (as hereinafter defined) has not been consummated by the twelve-month anniversary of the Initial Issuance Date (with such redemption to be completed no later than 60 days following such twelve-month anniversary).  A “Qualifying Acquisition” means either (i) the Bahrain Acquisition or (ii) an acquisition or series of acquisitions of one or more businesses or facilities or other capital assets consistent with the Company’s plan to reposition its United States-based manufacturing operations outside of the United States for aggregate cash consideration of at least $100 million (x) in the Company’s line of business, (y) from a party or parties not affiliated with the Company or the Standby Purchaser, and (z) which the Board of Directors of the Company determines is advisable and in the best interests of the Company.  Any such redemption shall be made at the Stated Value plus accrued but unpaid dividends on each share of Series A-2 Preferred Stock through (and including) the date of redemption.

Obligation to Remove Preferred Directors.  No holder of shares of Series A-2 Preferred Stock shall effect or otherwise consummate any conversion, sale, put, exchange or other action or transaction with respect to the Series A-2 Preferred Stock which would result in the Stated Value of the shares of Series A-2 Preferred Stock outstanding immediately after such conversion, sale, put, exchange, action or transaction to be less than $75 million, unless prior to effecting or consummating any such conversion, sale, put, exchange, action or transaction such holder or any of the other holders of Series A-2 Preferred Stock shall cause each director elected by the holders of Series A-2 Preferred Stock (in their capacities as such) then in office to have been removed or delivered an effective resignation from the Board of Directors of the Corporation in compliance with the laws of the State of Delaware.

2006 Registration Rights Agreement

Pursuant to the terms of the Offer, the Company will enter into the 2006 Registration Rights Agreement with the Standby Purchaser and with Offerees who purchase Series A-2 Preferred Stock in the Offer and who execute a signature page to the registration rights agreement included as Exhibit C to the Subscription Agreement.  The 2006 Registration Rights Agreement provides for certain piggyback registration rights in the event that the Company registers any of its Common Stock in a registration statement pursuant to the Securities Act of 1933, as amended.

Amendment to Restated Certificate of Incorporation; By-Laws

On the Closing Date, following the approval of a majority of the holders of Common Stock of WestPoint, WestPoint, immediately prior to the consummation of the Transactions, intends to amend the Restated Certificate of Incorporation of WestPoint to provide that the Board of Directors will consist of (i) 4 directors elected by the holders of the Common Stock with staggered terms comprised of 1 Class A, 1 Class B and 2 Class C Common Directors; and (ii) 6 directors elected by the holders of the Preferred Stock.  Such amendment shall also include a provision providing for the automatic removal of any directors elected by the Series A-1 Preferred Stock or the Series A-2 Preferred Stock if the Stated Value of the outstanding shares of Series A-1 Preferred Stock or the shares of Series A-2 Preferred Stock, as the case may be, is less than $75 million.  The proposed amendment to the Certificate of Incorporation of the Company is attached hereto as Exhibit D (the “Restated Certificate of Incorporation”).  In addition, the By-Laws of WestPoint will be amended, effective concurrently with the consummation of the Transactions, to provide that the election, term of office and other features of directorships shall be governed by the terms of the Certificate of Designation.  The form of Amended and Restated By-Laws is attached hereto as Exhibit E.  See “Material Terms –  Preferred Directors”.

The Standby Purchaser has advised WestPoint that it will vote its shares of Common Stock in favor of the amendment to WestPoint’s Restated Certificate of Incorporation, so that approval of its amendment is assured.

CONDITIONS TO THE OFFER

The obligation of the Company to sell the shares of Series A-2 Preferred Stock to the Offerees and to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Company) of each of the following conditions:

•	Contemporaneously with the Closing, the Standby Purchaser will have fulfilled its obligations under the Commitment Agreement.

•
The Offerees shall (i) have signed and delivered valid subscription agreements to purchase the entirety of the shares of the Series A-2 Preferred Stock by 1:00 p.m. on the Expiration Date and (ii) paid the purchase price due thereunder by the Funding Date.

•	The Company and the other parties thereto shall have executed and delivered a definitive agreement regarding the Bahrain Acquisition.

•
There is no judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Transactions that, in the sole judgment of WestPoint’s Board of Directors, would or might make the Transactions or their completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Transactions.

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There has not occurred any change that WestPoint deems material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect WestPoint’s or its subsidiaries’ assets, results of operations or prospects or the value of the Preferred Stock or Common Stock or otherwise materially impair the contemplated future conduct of WestPoint’s business.

•
There has not been a general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

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There has not occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including but not limited to, an act of terrorism, directly or indirectly involving the United States.

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There has not been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in WestPoint’s reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States.

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There has not occurred or been threatened a material adverse change in WestPoint’s or its subsidiaries’ or affiliates’ business, conditions (financial or otherwise), assets, results of operations, prospects or the value of Common Stock.

•
Any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the Transactions shall have been obtained.

WestPoint may waive any of these conditions and choose to proceed with the Offer even if one or more of these events occur.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The Offer will expire at 1:00 p.m., New York City time, on December 19, 2006, unless the Expiration Date is extended by WestPoint.

WestPoint may terminate this Offer at any time for any reason or for no reason.  This Offer will automatically terminate on the date of any termination of the Commitment Agreement.  Additionally, WestPoint may terminate the Offer, in whole or in part, if at any time on or after the commencement of the Offer (whether or not Subscription Agreements and payment has been received with respect to the Series A-2 Preferred Stock) if any of the conditions to the Offer set forth in this Offering Memorandum, in the sole judgment of the Company, shall have become incapable of being satisfied.

If WestPoint terminates the Offer, in whole or in part, all payments received in respect of the Offer will be returned to the Offerees promptly, without interest or deduction.

To the extent it is legally permitted to do so, WestPoint expressly reserves the right, in its sole discretion, to amend or modify the terms of this Offer.  If we make an amendment or modification that we consider significant, we will mail notice of the amendment or modification to all Offerees and extend the Expiration Date to a later date as reasonably determined by WestPoint.  The extension of the Expiration Date will not, in and of itself, be treated as a significant amendment for these purposes.

PROCEDURAL MATTERS

If you choose to accept the offer made hereby, please execute the signature page to the attached Subscription Agreement and indicate thereon the number of shares of Series A-2 Preferred Stock you elect to purchase pursuant to your right to purchase and return a copy of the manually signed Subscription Agreement by fax to the facsimile number set forth below and an original manually signed Subscription Agreement to the address set forth below at or prior to 1:00 p.m., New York City time on December 19, 2006, unless the Expiration Date is extended by the Company.  If the Offerees have subscribed for the entirety of the shares of Series A-2 Preferred Stock on or prior to the Expiration Date, then each Offeree validly subscribing for shares of Series A-2 Preferred Stock must pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to the account designated by the Company on or prior to 5:00 p.m. on the December 20, 2006, unless the Expiration Date is extended by the Company.

By executing the Subscription Agreement you will represent that you are an accredited investor, can participate in the Offer and are capable of evaluating the merits and risks of your prospective investment, which representations are being relied on by us to establish exemptions from federal and state registration requirements with respect to the Offer.

THE EXERCISE OF YOUR RIGHT TO PURCHASE IS IRREVOCABLE AND MAY NOT BE MODIFIED.

The cash payment for your purchase price shall be made in U.S. dollars by wire transfer of immediately available funds, to the account set forth in the Subscription Agreement and must be received on or prior to the Funding Date.  If the closing of this Offer and the Commitment Agreement does not occur within 30 days of the Expiration Date, WestPoint will return your purchase price to you without interest or deduction.

Facsimile copies of the signature page to the Subscription Agreement will be accepted.  The fully executed Subscription Agreement, completed in full including all contact information requested therein, and any other required documents should be sent by each Offeree to WestPoint as follows:

WestPoint International, Inc.
28 East 28th, 8th Floor
New York, NY 10016
Attention:  Donna Edbril
Fax:  (212) 679-2931

with a copy to

Wolf, Block, Schorr and Solis-Cohen LLP
250 Park Ave
New York, NY 10177
Attention: Robert Fischer
Fax: (212) 672-1101

and to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY  10038
Attention:  Melvin Epstein and Patricia Perez
Fax: (212) 806-6006

CERTAIN INFORMATION CONCERNING WESTPOINT AND ITS SUBSIDIARIES

Company Overview

In August, 2005 WestPoint Stevens, Inc. and American Real Estate Partners, L.P.  (“AREP”) announced that WestPoint Stevens, as part of its bankruptcy proceedings, had completed the sale of substantially all of its assets to WestPoint, a newly created entity wherein the majority of the voting securities were to be owned by AREP and its affiliates. See, however, “Certain Information Concerning WestPoint and its Subsidiaries – Litigation”.  WestPoint Home, an indirect subsidiary of WestPoint International Inc., became the primary operating entity of the new company.

WestPoint Home, headquartered in New York, NY, is a leading provider of bed and bath home fashion products to retail and institutional customers in North America. WestPoint Home differentiates itself in the $18 billion home fashion textile industry based on its nearly 200 year reputation for providing its customers with (i) the full assortment of home fashion products, (ii) best-in-class customer service, (iii) a superior value proposition and (iv) branded and private label products with strong consumer recognition. For the twelve months ended December 31, 2005, WestPoint recorded revenue of approximately $1.2 billion and for the nine months ending September 30, 2006 recorded revenue of $721.1 million.

A confluence of factors drove WestPoint Stevens to file for bankruptcy in June 2003.  WestPoint Stevens had significant financial leverage – $1.8 billion of pre-filing indebtedness – incurred, primarily, to finance the acquisition and expansion of its U.S.-based manufacturing operations.  The competition within the home textile industry increased as retailer customers began to source more of their products from lower cost foreign operations.  WestPoint Stevens lacked non-U.S. manufacturing and had limited third party sourcing to maintain its cost-competitiveness.  WestPoint Stevens’ revenue contracted, it continued to incur significant overhead costs associated with an enterprise larger than the then-existing business could profitably support.

The competition for WestPoint Home in the U.S. domestic market is relatively fractured.  Only one company, Springs Global US, Inc. (a company formed by the merger of Springs Industries, Inc. and Coteminas S.A., a major Brazil textile manufacturer), is a significant competitor in both major product categories.  As estimated by industry sources, the Company’s market share within its broad product categories is represented as follows:

Note: statistics included Basic Bedding

WestPoint seeks constant improvement in its market position in the bed products arena through:

•	Improving operational efficiencies through domestic manufacturing rationalization and transition of greige operations to low-cost Bahrain (prospective) facility and other potential countries
•	Focusing on fashion to regain market leadership
•	Continuing to focus and grow with key accounts

Similarly, WestPoint looks to improve its profile in the bath products market through:

•	Improving operational efficiencies through domestic manufacturing rationalization and transaction of greige production to Pakistan and other low-cost countries
•	Focusing on opening and mid price-point products
•	Continuing focus on key accounts
•	Developing innovative products for the marketplace (e.g. Micro-Ban, Stay Bright)

WESTPOINT PRODUCT OVERVIEW

9 mos. ending 9/30/06
Division	Revenues	Products

Bed Products	$420 million	Sheets, Pillows, Bed Spreads, Bed-in-a-bag, Accessories, Vellux Blankets, Woven Blankets

Bath Products	$247 million	Towels, Shower Curtains, Bath Rugs, Bath Accessories

Retail Stores (32 locations)	$54 million	Distributes excess, irregular and discontinued inventory

Licensed brands allow WestPoint Home to further penetrate certain product channels and participate in innovative product design.  The Company believes that high quality brands, which command premium pricing among consumers, are essential for maximizing revenue and profitability in an increasingly global marketplace. The following chart identifies WestPoint Home’s most significant brands and licensing agreements:

WESTPOINT HOME BRANDS, LICENSES AND PRIVATE LABELS

	Bath Products	Basic Bedding
	Examples	Examples	Examples

Brands	Martex, Utica, Grand Patrician, Patrician, Stevens, Seduction, Lady Pepperell	Martex, Grand Patrician, Stevens, Seduction, Utica, Lady Pepperell	Martex, Utica, Grand Patrician, Vellux, Chatham

Licenses	Ralph Lauren, Charisma, Harley-Davidson, Scooby Doo	Ralph Lauren, Charisma, Harley-Davidson	Ralph Lauren, Medline,Harley-Davidson, Scooby Doo

Private Label	Home Expressions (JCP), Jubilee (WMT), Home (TGT), Sears Home	Jubilee (WMT), Target, Kmart, Sears, JCP, Essence (TGT)	Wal-Mart, Kmart, Target, JCP, Sears, Costco

The Company’s owned brands are represented by:

The primary licensed brands include:

Operations and Sourcing

Following a comprehensive review of its operations, core competencies and opportunities for growth, the Company developed a plan to both protect its leading market positions and return to its historical levels of profitability in the face of heightened global competition. The key elements of this plan involve the further consolidation of its manufacturing footprint in the U.S. to a profitable core and the transition of the majority of manufacturing activities abroad. The Company believes that this strategy will enable it to maintain its long-term competitiveness while continuing to deliver superior value to its customers.  Additional detail is available in the Restructuring Initiatives section of this memorandum.  Of course, there can be not assurance that WestPoint’s goals will be achieved.

WestPoint primary raw materials, cotton and polyester, are purchased under contracts/open market purchases from several suppliers.  No single supplier represents more than 5% of total external purchases.  The Company believes there are ample sources of supply.

Restructuring Initiatives

One of the Company’s primary business objectives is to reduce its overall cost of production through streamlining its U.S. manufacturing facilities, opening foreign manufacturing operations and sourcing product from non-U.S. vendors. The foreign locations offer significantly reduced labor rates and other variable manufacturing costs, even net of the incremental shipping costs of moving products to the U.S.  Over time, WestPoint intends to transfer a majority of its greige fabric production capacity to low-cost foreign jurisdictions. These savings may be offset in the short term by production inefficiencies associated with plant ramp-ups in these foreign locations and ramp-downs of U.S. production, and increased freight and transportation costs resulting from the extended supply chain.

•	Domestic rationalizations:

•
The Company’s rationalization plan aims to reduce its manufacturing in the U.S. to the minimum level required to adequately service domestic customers and maintain the quick response replenishment business, a business which cannot be supplied abroad due to the extended supply chain, and to those manufacturing operations that are profitably undertaken in the U.S.  The Company believes that, the resulting savings from the downsized operation will help fund its production transition to low cost overseas locations.  Implementation of the plan is currently under way and involves the closure of certain facilities in the Bed Products division and the Bath Products division throughout 2006 and 2007.

•	Transition to foreign production:

•
Concurrent with the domestic rationalization, the Company has developed its offshore global supply chain through the development of joint ventures and acquisition of owned facilities.  To date, the Company has completed a joint venture (Indus Home Limited) with Indus Dyeing & Manufacturing, Ltd. in Pakistan for the manufacture of various bath products.  This joint venture is 50% owned by a subsidiary of WestPoint and has been financed through a combination of partner equity contributions and $35 million of non-recourse long term debt.

•
Subject to completion of the Transactions, the Company expects to consummate the Bahrain Acquisition.  The Company anticipates the completion of the Bahrain Acquisition in the fourth quarter of 2006.  A majority of the proceeds from the Transactions will be used for the acquisition.

•
Other potential acquisition and partnership opportunities in both the bath and bedding product lines are being reviewed.  Such potential opportunities are generally spread across China, India, Pakistan and various locations in Southeast Asia and the Middle East gulf area.  The foreign transition process is estimated to continue into 2008.

Summary Historical Financial Information

The following table summarizes the financial results of the Company as publicly reported in the Form 10-Q for Quarterly Period ended September 30, 2006 filed with the Securities and Exchange Commission on November 9, 2006 by AREP and the Form 10-K/A for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2006 filed by AREP.

(in $millions)		2006
		3 Month Period Ending
	2005(1)	3/31/2006	6/30/2006	9/30/2006	YTD

Revenue	$472.7	$243.5	$237.1	$240.5	$721.1
% Change		-27.2%	-16.7%	-17.9%	-20.9%

Gross Earnings	$51.3	$15.1	$12.9	$18.2	46.2
% Revenue	10.9%	6.2%	5.4%	7.6%	6.4%

Operating Income (Loss)	$(22.4)	$(38.0)	$(48.3)	$(24.3)	$(110.6)

Total Assets	$772.9	$730.5	$685.1	$658.6

Total Liabilities	$109.1	$103.9	$105.8	$103.3
(1) Results of the Company for the period from August 8, 2005 – December 31, 2005.

The Company believes that it will face earnings pressures throughout the remainder of 2006 and, likely, into 2007.  Moreover, unless the Company is successful in transitioning its U.S. manufacturing operations to lower cost countries and/or source more products directly from such operations, operating profitability may continue to decline.

Loan and Security Agreement

On June 16, 2006, WestPoint Home, the operating subsidiary of the Company, entered into a Loan and Security Agreement with Bank of America, N.A., as Administrative Agent and lender. On September 18, 2006, the CIT Group/Commercial Services, Inc., General Electric Capital Corporation and Wells Fargo Foothill, LLC were added as lenders and other lenders may be added from time to time.  The Company is not a borrower or guarantor under the Loan and Security Agreement.

Under the Loan and Security Agreement, which has a five-year term, WestPoint Home will be permitted to borrow on a revolving credit basis up to $250.0 million at any one time outstanding, including up to $75.0 million of letters of credit that may be issued by one or more lenders at the request of WestPoint Home.  The amounts which may be borrowed, and which may be outstanding at any time, are determined by a borrowing base formula equal to 85% of the value of eligible accounts receivable, as defined, plus the inventory advance rate which is equal to (1) 65% of the book value of eligible inventory, as defined, or, (2) upon completion of an inventory appraisal, the book value of eligible inventory multiplied by a fraction, the numerator of which is 85% of the net orderly liquidation value of the borrower’s inventory and the denominator of which is the book value of the eligible inventory as of the date of the determination of such net inventory liquidation value.  The borrowing base is increased by an amount equal to the inventory advance rate referred to above multiplied by the eligible letter of credit purchase orders, as defined, and is reduced by (1) an availability block equal to the greater of 10% of the lenders’ commitments, on the date of determination, or $10,000,000, minus the LC Reserve, as defined, and (2) the availability reserve, as defined.  Borrowings under the Loan and Security Agreement bear interest at a rate per annum equal to LIBOR plus 1.25% to 2.00%, depending upon average excess borrowing availability.  Obligations under the Loan and Security Agreement are secured by WestPoint Home’s receivables, inventory and certain machinery and equipment.  At WestPoint Home’s request, a portion of the collateral may be released if, immediately after such release, the outstanding principal balance of the loans and the LC Reserve, as defined, do not exceed the borrowing base.

The Loan and Security Agreement provides that WestPoint Home may not incur any indebtedness other than: (1) purchase money indebtedness or capitalized lease obligations, as defined, not exceeding $30.0 million in aggregate principal amount at any one time outstanding; (2) unsecured indebtedness not exceeding $200.0 million in aggregate principal amount at any one time outstanding (provided that the aggregate principal amount of unsecured indebtedness that WestPoint Home may pay in any fiscal year may not exceed $25.0 million); (3) existing indebtedness; and (4) refinancing indebtedness, as defined, with respect to existing indebtedness.  The Loan and Security Agreement does not place any limitations on the incurrence of indebtedness or the transactions referred to in the next paragraph by any WestPoint Home subsidiary.

The Loan and Security Agreement also provides that WestPoint Home may not: (1) indirectly or directly use any funds included in the collateral to make any investment (a) in any entity, other than an entity in which WestPoint Home holds at least 50% of the equity interests; or (b) other than an investment in cash equivalents or other investments in non-cash equivalents in an aggregate amount not exceeding $5.0 million, at any one time; (2) make payments of dividends, redemption payments or distributions; (3) acquire any stock, securities or assets of any other entity, other than acquisitions which would not have a material adverse effect and otherwise would not result in a default or an event of default; and (4) make capital expenditures exceeding, in any fiscal year, $25.0 million plus the excess of $25.0 million over the amount of capital expenditures made in any prior fiscal year.  WestPoint Home is not precluded from effecting any of the transactions referred to above in this paragraph if excess availability, after giving effect to such transaction, is not less than 20% of the aggregate commitments, as adjusted in accordance with the Loan and Security Agreement.  Excess availability means, as of any date of determination, the excess of the lesser of (1) the borrowing base, as defined, minus the aggregate principal amount of loans outstanding and (2) the maximum amount of the facility minus the sum of the aggregate principal amount of the loans outstanding, the LC Reserve, as defined, and the availability block.

The Loan and Security Agreement contains covenants restricting WestPoint Home’s ability to pay dividends and make other distributions, investments, acquisitions and capital expenditures.  However, restrictions on these transactions do not apply with respect to any particular transaction if, after giving effect to such transaction, Excess Availability, as that term is defined in the Loan and Security Agreement, is not less than 20% of the lenders’ commitment.  Such 20% amount will be reduced to 14% of the commitments upon the Administrative Agent’s receipt of evidence reasonably satisfactory to it that (a) after giving effect to the final resolution of the Litigation (see “Certain Information Concerning WestPoint and its Subsidiaries – Litigation”), Carl C. Icahn and/or certain of his affiliates, relatives, and personal representatives or trustees therefore, are the beneficial owners, directly or indirectly, of at least 50% of the voting stock of WestPoint Home or otherwise controls WestPoint Home, and (b) WestPoint Home has received net cash proceeds of at least $90,000,000 from the sale of equity interests in WestPoint Home after June 16, 2006.  Such 20% amount will be increased to 26% after the occurrence and during the continuance of a Change of Control, as that term is defined in the Loan and Security Agreement.

This is not a complete summary of the terms of the Loan and Security Agreement.  The description of the terms of the Loan and Security Agreement is subject in its entirety to the terms of the Loan and Security Agreement, which is included in the Form 8-K filed with the Securities and Exchange Commission by American Real Estate Partners, L.P. on June 22, 2006.

Litigation

The Standby Purchaser owns 13,197,193 shares of the Common Stock of WestPoint.  These shares, all of which were acquired on August 8, 2005, upon the closing (the “Sale Closing”) of a Sale Order approved by the Bankruptcy Court (the “Bankruptcy Court Sale Order”) include (a) 5,250,000 shares that were purchased by the Standby Purchaser (the “Purchased Shares”), (b) 4,198,804 shares that were distributed to the Standby Purchaser in its capacity as a first lien lender of WestPoint Stevens (a “First Lien Lender”), and (c) 3,748,389 shares that were acquired by the Standby Purchaser through the exercise of subscription rights (“Subscription Rights”) that were distributed to it in its capacity as a First Lien Lender.

Also upon the Sale Closing, (a) the First Lien Lenders other than the Standby Purchaser (the “Other First Lien Lenders”) received a distribution of (i) 6,301,196 shares of Common Stock and (ii) Subscription Rights to purchase, at a price of $8.772 per share, an additional 5,625,254 shares of Common Stock, (b) the second lien lenders of WestPoint Stevens (including the Standby Purchaser) (the “Second Lien Lenders”) (the Second Lien Lenders other than the Standby Purchaser are the “Other Second Lien Lenders”) received a distribution of Subscription Rights to purchase, at a price of $8.772 per share, 4,876,357 shares of Common Stock, and (c) the Subscription Rights distributed to the Second Lien Lenders were placed into escrow (the “Escrowed Subscription Rights”).  Except for the Subscription Rights for 3,748,389 shares of Common Stock that were exercised by the Standby Purchaser, none of the other Subscription Rights have been exercised.

As a result of these transactions, the outstanding shares of Common Stock of WestPoint are (a) the 13,197,193 shares owned by the Standby Purchaser, and (b) the 6,301,195 shares owned by the Other First Lien Lenders.  Thus, the 13,197,193 shares owned by the Standby Purchaser represent 67.7% of the outstanding shares of Common Stock of WestPoint.  (In court proceedings, some or all of the Other First Lien Lenders have maintained that they hold such shares as collateral, and do not own them.  If that contention were correct, then the shares owned by the Standby Purchaser would represent a greater percentage of the outstanding shares of Common Stock.)

The Standby Purchaser has committed to exercising the additional Subscription Rights that the Bankruptcy Court Sale Order provides it will receive as a Second Lien Lender.  In addition, to the extent that the Other First Lien Lenders and the Other Second Lien Lenders do not exercise Subscription Rights distributed to them, the Standby Purchaser has committed to doing so.

As described below, the Other First Lien Lenders have contested and are contesting certain aspects of the Sale Order in the Bankruptcy Court and on appeal from the Bankruptcy Court to the District Court.  If the Sale Order is ultimately affirmed without modification, and if the Other First Lien Lenders and the Other Second Lien Lenders exercise all of the Subscription Rights allocated to them, the Standby Purchaser will (after exercising the Subscription Rights it receives as a Second Lien Lender) own 15,693,888 shares of the Common Stock of WestPoint, which would represent 52.31% of the 30,000,000 outstanding shares of Common Stock of WestPoint.  If the Sale Order is ultimately affirmed without modification, and if the Other First Lien Lenders and the Other Second Lien Lenders do not exercise all of the Subscription Rights distributed to them, then through the exercise of such rights, the Standby Purchaser could own as many as 23,698,804 shares of the Common Stock of WestPoint, which would represent 79.0% of the 30,000,000 shares that would be outstanding, not taking into account for these purposes any shares of Common Stock issuable upon conversion of the Preferred Stock issued in the Transactions.

The Other First Lien Lenders appealed the Bankruptcy Court Sale Order to the District Court.  On November 16, 2005, the District Court issued an Opinion and entered an Order, which it modified on December 7, 2005, in which it held that certain aspects of the Bankruptcy Court Sale Order violated the rights of the Other First Lien Lenders.  In re WestPoint Stevens, Inc., et al., Debtors (Contrarian Funds LLC, et al. v. Aretex LLC, et al.), 05 CIV 6860 (LTS) (United States District Court, Southern District of New York).  The District Court remanded to the Bankruptcy Court for further proceedings, including determining what relief was appropriate.

On April 13, 2006, the Bankruptcy Court entered an order upon such remand (the “Bankruptcy Court Order on Remand”) which provides, among other things, that all of the shares of Common Stock and Subscription Rights to acquire Common Stock that were distributed at the Sale Closing to the First Lien Lenders and the Second Lien Lenders (excluding the Purchased Shares) constitute “replacement collateral”, and that such replacement collateral can be sold to satisfy the First Lien Lenders and the Second Lien Lenders.  According to the Bankruptcy Court Order on Remand, the Standby Purchaser would share pro rata with the Other First Lien Lenders in proceeds realized from the disposition of the replacement collateral and, to the extent there is remaining replacement collateral (or remaining proceeds) after satisfying First Lien Lender claims, such remaining replacement collateral or remaining proceeds would be distributed to the  Second Lien Lenders, including the Standby Purchaser, pro rata.

The Standby Purchaser was the holder of approximately 39.99% of the outstanding first lien debt and approximately 51.21% of the outstanding second lien debt in the WestPoint Stevens bankruptcy proceeding.

On April 13, 2006, the Bankruptcy Court also entered an order staying the Bankruptcy Court Order on Remand pending appeal to the District Court. The Other First Lien Lenders filed an appeal and a motion to vacate or modify the stay.  The Standby Purchaser filed a cross-appeal.  A hearing on the appeal, cross-appeal, and motion to vacate or modify the stay was held by the District Court on October 19, 2006 but as of the date hereof no decision has been issued and the stay remains in effect.

On the appeal to the District Court, the Other First Lien Lenders contend, among other things, that the Bankruptcy Court was correct in ruling that all of the shares of Common Stock and Subscription Rights to acquire Common Stock that were distributed at the Sale Closing to the First Lien Lenders and the Second Lien Lenders (excluding the Purchased Shares) constitute “replacement collateral”, and that such replacement collateral can be sold, but that the Bankruptcy Court should have ruled that all of the proceeds from such disposition should be paid to the Other First Lien Lenders (with no amount going to the Standby Purchaser, in any capacity) until the Other First Lien Lenders are paid in full and in cash.  If the Other First Lien Lenders were to prevail on that argument, the percentage of the outstanding shares of Common Stock of WestPoint held by the Standby Purchaser could be reduced to substantially less than 50%.

WestPoint cannot predict the outcome of these proceedings or the ultimate impact on any investment in WestPoint or the business prospects of WestPoint.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Series A-2 Preferred Stock. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an Offeree’s decision to purchase shares of Series A-2 Preferred Stock, nor with any tax consequences under the laws of any state, local or foreign jurisdiction. This summary also does not address tax consequences that may be applicable to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates and former long-term U.S. residents, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Series A-2 Preferred Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. The summary is limited to taxpayers who will hold the Series A-2 Preferred Stock as a “capital asset” (generally, held for investment). Each Offeree should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences with respect to the purchase, ownership, conversion, and disposition of the Series A-2 Preferred Stock.

 If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Series A-2 Preferred Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering the purchase of the Series A-2 Preferred Stock, you should consult your tax adviser.

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS IN TREASURY DEPARTMENT CIRCULAR 230, ALL OFFEREES ARE HEREBY INFORMED THAT ANY TAX ADVICE CONTAINED IN THIS MEMORANDUM (I) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE, AND (II) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS MEMORANDUM.  EACH OFFEREE SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

Consequences of Receipt and Exercise or Lapse of Rights to Acquire Series A-2 Preferred Stock

It is not expected that the Offerees will recognize taxable income or loss upon the receipt and exercise or lapse of the rights to acquire the Series A-2 Preferred Stock.  Upon the acquisition of the Series A-2 Preferred Stock pursuant to the exercise of such rights, a holder’s initial tax basis for the Series A-2 Preferred Stock generally will be equal to the amount paid for such Series A-2 Preferred Stock and the holding period for such Series A-2 Preferred Stock will begin on the date the rights are exercised.

Consequences to U.S. Holders of Series A-2 Preferred Stock

The discussion in this section is addressed to U.S. holders of the Series A-2 Preferred Stock.  A U.S. holder is a beneficial owner of the Series A-2 Preferred Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation created or organized in the United States or under the laws of the United States or of any state (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source or

•
a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Dividends.  Distributions with respect to the Series A-2 Preferred Stock, whether paid in cash or in kind with additional shares of Series A-2 Preferred Stock, will be treated as dividends to the extent of WestPoint’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes).  To the extent the amount of a distribution exceeds WestPoint’s accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the Series A-2 Preferred Stock and thereafter as capital gain (and such amount of the excess will not be eligible for the dividends received deduction).  Subject to certain exceptions for short-term and hedged positions, dividends received by non-corporate holders prior to January 1, 2011 generally are subject to tax at a maximum rate of 15%.  Subject to similar exceptions for short-term and hedged positions, dividends received by holders that are U.S. corporations will qualify for the dividends received deduction.  A U.S. holder should consult its own tax adviser regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

Sale or Other Disposition.  A U.S. holder will generally recognize capital gain or loss on a sale,  exchange or other disposition (other than a redemption or conversion) of the Series A-2 Preferred Stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% rate. The deductibility of capital losses is subject to limitations.

Redemption of Series A-2 Preferred Stock.     A redemption of the Series A-2 Preferred Stock for cash will be treated as a sale or exchange (and taxed in accordance with the rules described above in “Sale or Other Disposition”) if, taking into account the constructive ownership rules of Section 318 of the Code, the redemption (a) results in a complete termination of the U.S. holder’s interest in WestPoint under Section 302(b)(3) of the Code, (b) results in a substantially disproportionate redemption of stock with respect to the U.S. holder under Section 302(b)(2) of the Code or (c) is “not essentially equivalent to a dividend” with respect to the U.S. holder under Section 302(b)(1) of the Code.  If the redemption is not treated as a sale or exchange, it will be taxable as a distribution in accordance with the rules described above in “Dividends.”  In this case, the U.S. holder’s tax basis in the redeemed shares will be allocated to the U.S. holder’s remaining shares of Series A-2 Preferred Stock, if any.

Conversion of Series A-2 Preferred Stock into Common Stock.  As a general rule, a U.S. holder will not recognize any gain or loss upon the conversion of the Series A-2 Preferred Stock, except with respect to cash or stock received in respect of accrued, cumulated and unpaid dividends, which will be taxed as described above under “Dividends” and cash received in lieu of fractional shares (as described below). The adjusted tax basis of Common Stock received on conversion will equal the adjusted tax basis of the Series A-2 Preferred Stock converted (reduced by the portion of the adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash), and the holding period of such Common Stock received on conversion will generally include the period during which the converted Series A-2 Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share of Common Stock, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of Common Stock.

 Adjustment of Conversion Rate.  The conversion rate of the Series A-2 Preferred Stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series A-2 Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “Dividends” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. holder in WestPoint’s earnings and profits.  For example, an increase in the conversion ratio to reflect a taxable dividend to holders of Common Stock will generally give rise to a deemed taxable dividend to the holders of the Series A-2 Preferred Stock to the extent of WestPoint’s current and accumulated earnings and profits.  Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.  Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of the Series A-2 Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Information Reporting and Backup Withholding on U.S. Holders.  Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Series A-2 Preferred Stock and to certain payments of proceeds on the sale of the Series A-2 Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the IRS.  Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.  U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Consequences to Non-U.S. Holders of Series A-2 Preferred Stock

The discussion in this section is addressed to non-U.S. holders of the Series A-2 Preferred Stock. A non-U.S. holder is a beneficial owner of the Series A-2 Preferred Stock that is not a U.S. holder.

Dividends.  Generally, dividends paid to a non-U.S. holder with respect to the Series A-2 Preferred Stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States and (ii) if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder. Dividends effectively connected with such trade or business, and, if a treaty applies, attributable to such permanent establishment, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied.  A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to WestPoint or its paying agent.  A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.  Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Sale or Other Disposition.  A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on income or gain realized on the sale or exchange of the Series A-2 Preferred Stock (not including any amounts attributable to declared and unpaid dividends, which will be taxable to a non-U.S. holder of record as described above under “Consequences to non-U.S. Holders of Series A-2 Preferred Stock-Dividends”) unless:

•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•
in the case of a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•
WestPoint is, or has been within the five years preceding the non-U.S. holder’s disposition of the Series A-2 Preferred Stock, a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

 WestPoint does not believe that it currently is a USRPHC or that it will become a USRPHC in the future.

Conversion into Common Stock.  Non-U.S. holders generally will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the Series A-2 Preferred Stock, except with respect to any cash received in lieu of a fractional share, which will be treated in the manner described above under “Sale or Other Disposition,” and cash received in respect of accrued, cumulated and unpaid dividends, which will be treated as described under “Dividends.”

Adjustment of Conversion Rate.  As described above under “– Consequences to U.S. Holders of Series A-2 Preferred Stock – Adjustment of Conversion Rate”, certain adjustments in the conversion rate that increase the proportionate interest of a non-U.S. holder in WestPoint’s earning and profits would result in deemed distributions to the non-U.S. holder that are taxed as described under “Dividends.”

Information Reporting and Backup Withholding on Non-U.S. Holders.  Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements.  These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder.  Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides.  U.S. backup withholding will generally apply to the payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Series A-2 Preferred Stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN, or otherwise establishes an exemption.  Subject to certain exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Series A-2 Preferred Stock if such sale is effected through a foreign office of a broker.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder provides the required information to the IRS.  Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders are urged to consult their own tax advisers regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FURTHER INFORMATION

WestPoint will make available to each Offeree the opportunity to ask questions and receive answers concerning the terms and conditions of this Offer and to obtain any additional information that WestPoint possesses or can acquire without unreasonable effort or expense and that is necessary to verify the accuracy of the information provided in this Offering Memorandum; provided, however, the Company shall not provide any Offeree material non-public information not contained in this Offering Memorandum unless the Offeree has entered into a Confidentiality Agreement.  Requests and inquiries should be directed to Donna Edbril, General Counsel of WestPoint, at (212) 930-2028.